Exhibit 10.2

REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT

THIS AGREEMENT is entered into this October 28, 2020, between Byline Bank (the “Lender”) and J.V.B. Financial Group, LLC (the “Broker/Dealer”). This Agreement shall not be effective or deemed to constitute a satisfactory subordination agreement under Appendix D to Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Act” or “SEA”), unless and until the Financial Industry Regulatory Authority (“FINRA”) has found the Agreement acceptable as to form and content.

1.	GENERAL

(a) Subject to the terms and conditions hereinafter set forth, the Lender agrees that from time to time between the date first written above and the 28th day of October, 2021 (the “Credit Period”) it will lend to the Broker/Dealer sums of money on a revolving basis (each an “Advance”, collectively “Advances”) which, in the aggregate principal amount outstanding at any one time, shall not exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (the “Credit Line” or “Commitment Amount”).

(b) During the Credit Period, the Broker/Dealer may utilize the Credit Line (as then in effect) by borrowing and/or prepaying outstanding Advances, in whole or in part, and reborrowing, all in accordance with the terms and provisions hereof. Each Advance shall be in the aggregate amount of One Million Dollars ($1,000,000) or higher integral multiple of Five Hundred Thousand Dollars ($500,000), or such lesser amount as would bring the total principal amount advanced by Lender to Broker/Dealer to the Commitment Amount.

(c) The Broker/Dealer is obligated to repay the aggregate unpaid principal amount of all Advances on or before the 28th day of October, 2022 (the “Scheduled Maturity Date”). No Advance shall be considered equity (for purposes of Appendix D of Rule 15c3-1 under the Act) despite the length of the initial term of any Advance.

(d) The obligation of the Broker/Dealer to repay the aggregate unpaid principal amount of the Advances shall be evidenced by a promissory note of the Broker/Dealer (the “Revolving Note”) in substantially the form attached hereto as Exhibit A (with the blank spaces appropriately completed), payable to the order of the Lender, for an amount not exceeding in the aggregate the Credit Line and bearing interest at rates to be agreed upon by the Broker/Dealer and the Lender at the time of any Advance. The Revolving Note shall be dated, and shall be delivered to the Lender, on the date of the execution and delivery of this Agreement by the Broker/Dealer. The Lender shall, and is hereby authorized by the Broker/Dealer to, endorse on the schedule attached to the Revolving Note, or on a continuation of such schedule attached thereto and made a part thereof, appropriate notations regarding each Advance evidenced by the Revolving Note as specifically provided therein; provided, however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of the Broker/Dealer hereunder or under the Revolving Note.

(e) Whenever the Broker/Dealer desires to utilize the Credit Line, it shall so notify the Lender by telephone or any agreed upon electronic method specifying the amount of the Advance and the date on which each such Advance is to be made. Such notice will also be given and confirmed in writing, to FINRA. Notice shall, at a minimum, identify (i) the date and amount of the proposed Advance, (ii) the aggregate amount of outstanding Advances and (iii) if the Advance is to be used to repay, in whole or in part, outstanding Advances, the amount and maturity of such Advance(s).

(f)  The proceeds hereof shall be dealt with in all respects as capital of the Broker/Dealer, shall be subject to the risks of its business, and the Broker/Dealer shall have the right to deposit the proceeds hereof in an account or accounts in the Broker/Dealer’s name in any bank or trust company.

(g) This document contains several provisions which are optional and may be included in this Agreement if the parties mutually agree to incorporate such provisions. Each such provision is flagged by [OPTIONAL] appearing at the conclusion of its heading. The space to the left of each such provision enables the parties to indicate, by entering the word “Included”, to incorporate the particular provision(s). Any provision noted as [OPTIONAL] that has the word “Excluded” in the space to the left of such provision or lacks any appropriate indication for inclusion, by default, will not be included in this Agreement. In addition, paragraph 23 of this Agreement (“Optional Rider”), if incorporated by the parties, presents a vehicle for the parties to add their own provisions to this Agreement, subject to the terms and conditions there stated.

2.	SUBORDINATION OF OBLIGATIONS

The Lender irrevocably agrees that the obligations of the Broker/Dealer under this Agreement with respect to the payment of principal and interest are and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of the Broker/Dealer whose claims are not similarly subordinated (claims hereunder shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which the Broker/Dealer’s obligation to make such payment matures consistent with the provisions hereof. In the event of the appointment of a receiver or trustee of the Broker/Dealer or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 (“SIPA”) or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Broker/Dealer, the holder hereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of the Broker/Dealer until all claims of all other present and future creditors of the Broker/Dealer, whose claims are senior hereto, have been fully satisfied, or adequate provision has been made therefor.

3.	SUSPENDED REPAYMENT

(a) The Broker/Dealer’s obligation to pay the principal amount hereof on the Scheduled Maturity Date or any accelerated maturity date shall be suspended and the obligation shall not mature for any period of time during which, after giving effect to such payment obligation (together with the payment of any other obligation of the Broker/Dealer under any other subordination agreement payable at or prior to the payment hereof as well as the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer and returnable at or prior to the payment hereof), any of the following circumstances apply at the time payment is to be made:

(i)            in the event that the Broker/Dealer is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(ii) of Rule 15c3-1 (the “Rule”) under the Act, the aggregate indebtedness of the Broker/Dealer would exceed 1200 percent of its net capital as those terms are defined in the Rule or any successor rule in effect, or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the Securities and Exchange Commission (the “SEC”), or

(ii)           in the event that the Broker/Dealer is operating pursuant to paragraph (a)(1)(ii) of the Rule (the “Alternative Net Capital Requirement”), the net capital of the Broker/Dealer would be less than 5 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule in effect, or

(iii)          the Broker/Dealer’s net capital, as defined in the Rule or any successor rule in effect, would be less than 120 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(iv)          in the event that the Broker/Dealer is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) stated in such applicable paragraph, or

(v)           in the event that the Broker/Dealer is registered under the Commodity Exchange Act (the “CEA”), the net capital of the Broker/Dealer (as defined in and calculated in accordance with the CEA or the regulations thereunder) would be less than the percent or amount specified in Section 1.17(h)(2)(viii) of the regulations of the Commodity Futures Trading Commission (“CFTC”) or any successor regulation in effect.

(the above criteria being hereinafter referred to as the “Applicable Minimum Capital”).

(b) During any such period of suspension the Broker/Dealer shall, as consistent with the protection of its customers, promptly reduce its business to a condition whereby the principal amount hereof with accrued interest thereon could be paid (together with the payment of any other obligation of the Broker/Dealer under any other subordination agreement payable at or prior to the payment hereof as well as the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer and returnable at or prior to the payment hereof) without the Broker/Dealer’s net capital being below the Applicable Minimum Capital, at which time the Broker/Dealer shall repay the principal amount hereof plus accrued interest thereon on not less than five days’ prior written notice to FINRA.

(c) The aggregate principal amount outstanding pursuant to this Agreement shall mature on the first day at which under this paragraph 3 the Broker/Dealer has an obligation to pay the principal amount hereof.

(d) If payment is made of all or any part of the principal hereof on the Scheduled Maturity Date or any accelerated maturity date and if immediately after any such payment the Broker/Dealer’s net capital is less than the Applicable Minimum Capital, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of any such payment) to repay to the Broker/Dealer, its successors or assigns, the sum so paid, to be held by the Broker/Dealer pursuant to the provisions hereof as if such payment had never been made; provided, however, that any demand by the Broker/Dealer to recover such payment must be made in writing to the Lender, a copy of which must be provided to FINRA, within 120 calendar days from the date of such payment.

(e) The Broker/Dealer shall immediately notify FINRA of any suspension of its obligations to pay the principal amount hereof.

Included

4.	LIQUIDATION OF BROKER/DEALER IF SUSPENDED FOR 6 MONTHS OR MORE [OPTIONAL]

If pursuant to the terms of paragraph 3 hereof, the Broker/Dealer’s obligation to pay the principal amount hereof is suspended and does not mature, the Broker/Dealer agrees (and the Lender recognizes) that if its obligation to pay the principal amount hereof is ever suspended for a period of six months or more, it will promptly take whatever steps are necessary to effect a rapid and orderly complete liquidation of its business but the right of the Lender to receive payment hereunder shall remain subordinate as herein above set forth.

5.	PERMISSIVE PREPAYMENT WITHIN AND AFTER ONE YEAR

(a) With the prior written approval of FINRA, any time prior to one year following the date of any Advance, the Broker/Dealer may, at its option, but not at the option of the Lender, pay all or any portion of the principal amount hereof to the Lender prior to the Scheduled Maturity Date (such payment being hereinafter referred to as “Prepayment”). However, no Prepayment prior to one year following the date of any Advance shall be made if:

(i)            after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Broker/Dealer, including the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this Paragraph, whichever date is earlier) without reference to any projected profit or loss of the Broker/Dealer, either aggregate indebtedness of the Broker/Dealer would exceed 900 percent of its net capital or its net capital would be less than 200 percent of the minimum dollar amount required by the Rule or, in the case of a Broker/Dealer operating pursuant to the Alternative Net Capital Requirement, its net capital would be less than 6 percent of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act, or, in the event that the Broker/Dealer is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test stated in such applicable paragraph, or, if an applicant for registration or registered under the CEA, the Broker/Dealer’s net capital would be less than the percent or amount specified in Section 1.17(h)(2)(vii)(B) of the regulations of the CFTC, or the Broker/Dealer’s net capital would be less than any such other percent or amount test as may be made applicable to the Broker/Dealer by FINRA, the SEC or the CFTC at the time Prepayment is to be made; or

(ii)           pre-tax losses of the Broker/Dealer during the latest three-month period equaled more than 15 percent of current excess net capital.

(b) With the prior written approval of FINRA, at any time subsequent to one year following the date of any Advance, the Broker/Dealer may, at its option, but not at the option of the Lender, make Prepayment(s). However, no Prepayment subsequent to one year following the date of any Advance shall be made if, after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Broker/Dealer, including the return of any Secured Demand Note and the Collateral therefor held by the Broker/Dealer, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this paragraph, whichever date is earlier) without reference to any projected profit or loss of the Broker/Dealer, any of the following circumstances apply at the time such Prepayment is to be made:

(i)            in the event that the Broker/Dealer is not operating pursuant to the Alternative Net Capital Requirement, the aggregate indebtedness of the Broker/Dealer would exceed 1000 percent of its net capital as those terms are defined in the Rule or any successor rule in effect (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(ii)            in the event that the Broker/Dealer is operating pursuant to the Alternative Net Capital Requirement, the net capital of the Broker/Dealer would be less than 5 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule in effect, or

(iii)           the Broker/Dealer’s net capital, as defined in the Rule or any successor rule in effect, would be less than 120 percent (or such other percent as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC), or

(iv)          in the event that the Broker/Dealer is subject to the provisions of paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Broker/Dealer would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Broker/Dealer by FINRA, pursuant to its rules, or by the SEC) stated in such applicable paragraph, or

(v)           in the event that the Broker/Dealer is registered under the Commodity Exchange Act (the “CEA”), the net capital of the Broker/Dealer (as defined in and calculated in accordance with the CEA or the regulations thereunder) would be less than the percent or amount specified in Section 1.17(h)(2)(vii)(A) of the regulations of the CFTC or any successor regulation in effect.

(c) If Prepayment is made of all or any part of the principal hereof prior to the Scheduled Maturity Date and if immediately after such Prepayment the Broker/Dealer’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this paragraph, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of such Prepayment) to repay the Broker/Dealer, its successors or assigns, the sum so paid to be held by the Broker/Dealer pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any demand by the Broker/Dealer to recover such Prepayment must be made in writing to the Lender, a copy of which must be provided to FINRA, within 120 calendar days from the date of such Prepayment.

6.	LENDER’S RIGHT TO ACCELERATE MATURITY [OPTIONAL]

Subject to the provisions of paragraph 3 hereof, by written notice delivered to the Broker/Dealer at its principal office and to FINRA given no sooner than six months from the date hereof, the Lender may accelerate payment to the last business day of a calendar month not less than six months after the receipt of such notice by both the Broker/Dealer and FINRA, but the right of the Lender to receive payment of the principal amount hereof and interest shall remain subordinate as hereinafter provided.

Included

7.	ACCELERATED MATURITY UPON THE OCCURRENCE OF AN EVENT OF ACCELERATION [OPTIONAL]

(a) By prior written notice to the Broker/Dealer at its principal office and to FINRA upon the occurrence of any Event of Acceleration (as herein after defined), given no sooner than six months from the effective date of this Agreement, the Lender may accelerate the maturity of the payment obligation of the Broker/Dealer under this Agreement, together with accrued interest or compensation thereon, to the last business day of a calendar month which is not less than six months after notice of acceleration is received by the Broker/Dealer and FINRA. The right of the Lender to receive payment, together with accrued interest or compensation thereon, shall remain subordinate as herein above set forth.

(b) If, upon the acceleration of maturity resulting from the occurrence of an Event of Acceleration, the payment obligation of the Broker/Dealer is suspended pursuant to paragraph 3 hereof, and liquidation of the Broker/Dealer has not commenced on or prior to such accelerated maturity date, then notwithstanding paragraph 3 hereof, the payment obligation of the Broker/Dealer with respect to this Agreement shall mature on the day immediately following such accelerated maturity date and in any such event the payment obligations of the Broker/Dealer with respect to all other subordination agreements then outstanding shall also mature at the same time. The right of the Lender to receive payment, together with accrued interest or compensation thereon, shall remain subordinate as herein above set forth.

(c) Events of Acceleration which may be included in a subordination agreement are limited by paragraph (b)(10)(i) of Appendix D to the Rule and are limited to:

(i)            Failure to pay interest or any installment of principal on a subordination agreement as scheduled;

(ii)           Failure to pay when due other money obligations of a specified material amount;

(iii)          Discovery that any material, specified representation or warranty of the broker or dealer which is included in the subordination agreement and on which the subordination agreement was based or continued was inaccurate in a material respect at the time made;

(iv)          Any specified and clearly measurable event which is included in the subordination agreement and which the lender and the broker or dealer agree (1) is a significant indication that the financial position of the broker or dealer has changed materially and adversely from agreed upon specified norms; or (2) could materially and adversely affect the ability of the broker or dealer to conduct its business as conducted on the date the subordination agreement was made; or (3) is a significant change in the senior management of the broker or dealer or in the general business conducted by the broker or dealer from that which obtained on the date the subordination agreement became effective;

(v)           Any continued failure to perform agreed covenants included in the subordination agreement relating to the conduct of the business of the broker or dealer or relating to the maintenance and reporting of its financial position.

(d) The Events of Acceleration included in this Agreement are as follows: All events described in paragraphs 7(c)(i) through (v) above.

Included

8.	ACCELERATED MATURITY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT [OPTIONAL]

(a) Notwithstanding the provisions of paragraph 3 hereof, if liquidation of the business of the Broker/Dealer has not already commenced, the payment obligation of the Broker/Dealer under this Agreement shall mature, together with accrued interest or compensation thereon, upon the occurrence of an Event of Default (as herein after defined). The date on which such Event of Default occurs shall, if liquidation of the broker or dealer has not already commenced, be the date on which the payment obligations of the Broker/Dealer with respect to all other subordination agreements then outstanding shall mature but the right of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as herein above set forth.

(b) Events of Default which may be included in a subordination agreement are limited by paragraph (b)(10)(ii) of Appendix D to the Rule and are limited to:

(i)            The making of an application by the Securities Investor Protection Corporation for a decree adjudicating that customers of the broker or dealer are in need of protection under the SIPA and the failure of the broker or dealer to obtain the dismissal of such application within 30 days;

(ii)            The aggregate indebtedness of the broker or dealer exceeding 1500 percent of its net capital or, in the case of a broker or dealer that has elected to operate under paragraph (a)(1)(ii) of the Rule, its net capital computed in accordance therewith is less than 2 percent of its aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or, if registered as a futures commission merchant, 4 percent of the funds required to be segregated pursuant to the CEA and the regulations thereunder (less the market value of commodity options purchased by option customers on or subject to the rules of a contract market, each such deduction not to exceed the amount of funds in the option customer’s account), if greater, throughout a period of 15 consecutive business days, commencing on the day the broker or dealer first determines and notifies the Examining Authority for the broker or dealer, or the Examining Authority or the Commission first determines and notifies the broker or dealer of such fact;

(iii)            The Commission shall revoke the registration of the broker or dealer;

(iv)            The Examining Authority shall suspend (and not reinstate within 10 days) or revoke the broker’s or dealer’s status as a member thereof;

(v)            Any receivership, insolvency, liquidation pursuant to the SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the broker or dealer.

(c) The Events of Default included in this Agreement are as follows: All events described in paragraphs 8(c)(i) through (v) above.

Included

9.	LIQUIDATION OF BROKER/DEALER UPON THE OCCURRENCE OF AN EVENT OF DEFAULT [OPTIONAL]

If liquidation of the business of the Broker/Dealer has not already commenced, the rapid and orderly liquidation of the business of the Broker/Dealer shall then commence upon the happening of an Event of Default (defined in paragraph 8 of this Agreement.)

10.	ACCELERATION IN EVENT OF INSOLVENCY

Notwithstanding the provisions of paragraph 3 hereof, the Broker/Dealer’s obligation to pay the unpaid principal amount hereof shall forthwith mature, together with interest accrued thereon, in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Broker/Dealer; but payment of the same shall remain subordinate as herein above set forth.

11.	EFFECT OF DEFAULT

Default in any payment hereunder, including the payment of interest, shall not accelerate the maturity hereof except as herein specifically provided, and the obligation to make payment shall remain subordinate as herein above set forth.

12.	NOTICE OF MATURITY OR ACCELERATED MATURITY

The Broker/Dealer shall, in addition to any other notice required pursuant to this Agreement, immediately notify FINRA if:

(a) any acceleration of maturity occurs pursuant to the this Agreement; or

(b) after giving effect to all Payments of Payment Obligations (as such terms are defined in (a)(2)(iv) of Appendix D of the Rule) under subordination agreements then outstanding that are then due or mature within the following six months without reference to any projected profit or loss of the broker or dealer, the net capital of the Broker/Dealer would be less than the Applicable Minimum Capital (as that term and criteria is defined in paragraph 3 of this Agreement).

13.	NON-LIABILITY OF FINRA

The Lender irrevocably agrees that the loan evidenced hereby is not being made in reliance upon the standing of the Broker/Dealer as a member of FINRA or upon FINRA’s surveillance of the Broker/Dealer’s financial position or its compliance with the By-Laws, rules and practices of FINRA. The Lender has made such investigation of the Broker/Dealer and its partners, officers, directors, stockholders and other principals, from sources other than FINRA, as the Lender deems necessary and appropriate under the circumstances. The Lender is not relying upon FINRA to provide, or cause to be provided, any information concerning or relating to the Broker/Dealer and agrees that FINRA has no responsibility to disclose, or cause to be disclosed, to the Lender any information concerning or relating to the Broker/Dealer which it may have now, or at any future time have. The Lender agrees that neither FINRA, nor any director, officer or employee of FINRA, shall be liable to the Lender with respect to this agreement or the repayment of the loan evidenced hereby or of any interest or other compensation thereon.

14.	CEA APPLICANT OR REGISTRANT NOTIFICATION REQUIREMENTS

If the Broker/Dealer is an applicant for registration or registered under the CEA, the Broker/Dealer agrees, consistent with the requirements of Section 1.17(h) of the regulations of the CFTC (17 CFR 1.17(h)) or any successor regulation, that:

(a) whenever prior written notice by the Broker/Dealer to FINRA is required pursuant to the provisions of this Agreement, the same prior written notice shall be given by the Broker/Dealer to (i) the CFTC and/or (ii) the self-regulatory organization of which the Broker/Dealer is a member and which is then designated by the CFTC as the Broker/Dealer’s designated self-regulatory organization (the “DSRO”);

(b) whenever prior written consent, permission or approval of FINRA is required pursuant to the provisions of this Agreement, the Broker/Dealer shall also obtain the prior written consent, permission or approval of the CFTC and/or of the DSRO; and

(c) whenever the Broker/Dealer provides or receives written notice of acceleration of maturity pursuant to the provisions of this Agreement, the Broker/Dealer shall promptly give written notice thereof to the CFTC and/or to the DSRO.

15.	BROKER/DEALER AND LENDER

(a) The term “Broker/Dealer” as used in this Agreement shall include the Broker/Dealer, its heirs, executors, administrators, successors and assigns. The provisions of this Agreement shall be binding upon such persons.

(b) The term “Lender” as used in this Agreement shall include the Lender, its heirs, executors, administrators, successors and assigns. The provisions of this Agreement shall be binding upon such persons.

16.	EFFECT OF FINRA MEMBERSHIP TERMINATION

Upon termination of the Broker/Dealer as a member of FINRA, the references herein to FINRA shall be deemed to refer to the then designated Examining Authority. The term “Examining Authority” shall refer to the regulatory body having responsibility for inspecting or examining the Broker/Dealer for compliance with financial responsibility requirements under Section 78iii(c) of SIPA and Section 17(d) of the Act.

17.	EFFECTIVE DATE

This Agreement shall be effective from the date on which it is approved by FINRA and executed by the parties and shall not be modified or amended without the prior written approval of FINRA.

18.	ENTIRE AGREEMENT

This instrument, together with any rider incorporated pursuant to paragraph 23 of this Agreement, embodies the entire agreement between the Broker/Dealer and the Lender. No other evidence of such agreement has been or will be executed or effective without the prior written consent of FINRA.

19.	CANCELLATION, TRANSFER, SALE AND ENCUMBERANCE

(a) This agreement shall not be subject to cancellation by either party.

(b) This agreement may not be terminated, rescinded or modified if the effect thereof would be inconsistent with the requirements of the Rule or Appendix D to the Rule. Any and all amendments or modifications to this agreement require the prior written approval of FINRA.

(c) The rights and obligations under this agreement may not be transferred, sold, assigned, pledged, or otherwise encumbered or disposed of, and no lien, charge or other encumbrance may be created or permitted to be created thereon without the prior written consent of FINRA.

20.	NO RIGHT OF SET-OFF

The Lender agrees that it is not taking and will not take or assert as security for the payment of the loan any security interest in or lien upon, whether created by contract, statute or otherwise, any property of the Broker/Dealer or any property in which the Broker/Dealer may have an interest, which is or at any time may be in the possession or subject to the control of the Lender. The Lender hereby waives, and further agrees that it will not seek to obtain payment of the loan in whole or in any part by exercising any right of set-off it may assert or possess whether created by contract, statute or otherwise. Any agreement between the Broker/Dealer and the Lender (whether in the nature of a general loan and collateral agreement, a security or pledge agreement or otherwise) shall be deemed amended hereby to the extent necessary so as not to be inconsistent with the provisions of this paragraph.

21.	ARBITRATION

Any controversy arising out of or relating to this agreement shall be submitted to and settled by arbitration pursuant to the By-Laws and rules of FINRA. The Broker/Dealer and the Lender shall be conclusively bound by such arbitration.

22.	GOVERNING LAW

This Agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of Illinois in all respects.

Included

23.	OPTIONAL RIDER [OPTIONAL]

By incorporating this provision, the Broker/Dealer and Lender agree to include as part of this Agreement the terms and provisions contained in “Rider A” attached to this Agreement. The parties hereto may, via the annexed rider, add any mutually agreed upon term that is acceptable to FINRA and is not inconsistent with the Rule or Appendix D to the Rule. The parties, by incorporating this provision and the terms included in the incorporated Rider A, represent to FINRA, for its reliance, that no provision of Rider A, singly or in combination with any or all of the provisions of this Agreement, is inconsistent with any provision of Appendix D to the Rule or of any other applicable provision of the SEA, the rules and regulations thereunder, or the rules of FINRA, nor do any such provisions impede the ability of the Broker/Dealer to comply therewith.

24.	REPRESENTATIONS

The parties to this Agreement, by affixing their signatures to this Agreement represent to FINRA, for its reliance, that:

(a) this Agreement is a legally valid and binding obligation on the parties; and

(b) this Agreement, as executed below, conforms in every respect to and with any draft hereof which may have been heretofore submitted to and approved by FINRA for actual execution.

[SIGNATURE PAGE FOLLOWS]

25.	EXECUTION

IN WITNESS HEREOF the parties hereto have set their hands and seals as of the date first set forth above.

BROKER/DEALER:
J.V.B. FINANCIAL GROUP, LLC

By:	/s/ Douglas Listman
Name:	Douglas Listman
Title:	Chief Financial Officer

LENDER:
BYLINE BANK

By:	/s/ Scott A. Mier
Name:	Scott A. Mier
Title:	Senior Vice President

[Signature Page to Revolving Note and Cash Subordination Agreement]

FINRA Form REV - 33R
EXHIBIT A

REVOLVING NOTE

$17,500,000	October 28, 2020
Chicago, Illinois

For value received, J.V.B. Financial Group, LLC (“Broker/Dealer”) hereby promises to pay to the order of Byline Bank (“Lender”) on the 28th day of October, 2022 (“Scheduled Maturity Date”), the principal sum of the aggregate unpaid principal amount of all Advances made by the Lender to the Broker/Dealer under the terms of a Revolving Note and Cash Subordination Agreement between the Broker/Dealer and the Lender, dated October 28, 2020 (the “Agreement”), as shown on the attached schedule. Such sum shall not exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

The Broker/Dealer also promises to pay interest on the unpaid principal amount of each Advance hereunder from the date of each such Advance until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate per annum agreed upon by the Broker/Dealer and the Lender at the time of any Advance, said interest to be payable upon the maturity of the Advance.

This Revolving Note is subject in all respects to the provisions of the Agreement, which are deemed to be incorporated herein and a copy of which may be examined at the principal office of the Broker/Dealer.

All principal and interest payable hereunder shall be due and payable in accordance with the terms of the Agreement. Principal and interest payments shall be in money of the United States of America, lawful at such times for the satisfaction of public and private debts.

The Broker/Dealer promises to pay costs of collection, including reasonable attorney's fees, if default is made in the payment of this Revolving Note.

The terms and provisions of this Revolving Note shall be governed by the applicable laws of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF the parties hereto have set their hands and seals as of the date first set forth above.

BROKER/DEALER
J.V.B. FINANCIAL GROUP, LLC

By:
Name:	Douglas Listman
Title:	Chief Financial Officer

FINRA Form REV - 33R
SCHEDULE to EXHIBIT A

SCHEDULE

Advances/Payments and Interest of Account Referred to in the Revolving Note

Commitment Amount $17,500,000

Date of Advance	Amount Advanced	Interest Rate	Date of Re-Payment	Principal Amount Re- Paid	Date of Interest Paid	Amount of Interest Paid	Outstanding Amount after Transaction	Signature

RIDER A TO
FINRA FORM REV-33R
REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT

This Rider (“Rider”) to the Revolving Note and Cash Subordination Agreement (“Form 33R”, and including this Rider, as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of October 28, 2020, is by J.V.B. Financial Group, LLC, a Delaware limited liability company (the “Broker/Dealer”), and Byline Bank (the “Lender”). Capitalized terms used herein that are defined in Form 33R, but not otherwise defined herein, shall have the meanings therein defined.

1.            Defined Terms.

For the purposes of this Loan Agreement, the following capitalized words and phrases shall have the meanings set forth below:

“Additional Loan and Investment Cap” has the meaning in Section 7(p)(vii).

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Bank Product Agreements” means those certain agreements entered into from time to time by the Broker/Dealer with the Lender or any Affiliate of the Lender concerning Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Broker/Dealer to the Lender or any Affiliate of the Lender pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” means any service or facility extended to the Broker/Dealer by the Lender or any Affiliate of the Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) letters of credit, (f) ACH transactions, (g) cash management, including controlled disbursement, accounts or services, or (h) Hedging Agreements.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, reformed or modified from time to time and any rules or regulations issued from time to time thereunder.

“BD Loan Agreement” means that certain Loan Agreement dated October 28, 2020, among Lender, Broker/Dealer and each other Obligor who is party thereto, as amended from time to time.

“Broker/Dealer” has the meaning set forth in the preamble of this Rider.

“BONY Credit Agreement” means the Revolving Credit Facility, dated as of November 2, 2017, between Broker/Dealer and The Bank of New York Mellon, as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in London, England or Chicago, Illinois are required or permitted to close.

“C&CO” means C&CO/PrinceRidge Partners LLC, a Delaware limited liability company, and its successors and assigns.

“Capital Lease” means, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Requirements” means all rules and regulations relating to “net capital” as defined in 17 CFR 240.15c3-1 or any successor rule or as otherwise defined in the Loan Agreement.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” means, at any time, (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”); (b) dollar or foreign currency denominated certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than twelve (12) months, issued by (i) any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”); (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any issuer rated at least A 1 by S&P or P 1 by Moody’s and in either case having a tenor of not more than six (6) months; (d) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment; (e) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including Lender) or a recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States of America; (f) money market accounts subject to Rule 2a-7 of the Company Act (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7), and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Company Act, has net assets of at least $250,000,000 and has an investment portfolio with an average maturity of 365 days or less.

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“Change in Control” means the occurrence or existence of any one or more of the following: (a) Holdings LP shall cease to own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), all of the issued and outstanding Capital Securities of Broker/Dealer, (b) Holdings LP shall cease to be the sole managing member or manager of Broker/Dealer; (c) Operating LLC and C&CO shall cease to own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), all of the issued and outstanding Capital Securities of Holdings LP; (d) C&CO shall cease to be the sole general partner of Holdings LP; (e) Operating LLC shall cease to own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), all of the issued and outstanding Capital Securities of C&CO; (f) Operating LLC shall cease to be the sole managing member or manager of C&CO; (g) any Person, other than Parent, Lester R. Brafman or Cohen and Cohen’s Affiliates and Cohen’s immediate family members, shall have become the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act) of, or shall have obtained voting control over, more than twenty percent (20%) of the Capital Securities of Operating LLC; (h) the members of the Board of Directors of Parent at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of Parent; provided that any director whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors of Parent then still in office who were members of the Board of Directors of Parent at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; (i) Cohen shall cease to be a member of the Board of Managers of Operating LLC and member of the Board of Directors of Parent; (j) any merger, consolidation or other similar transaction involving the Obligors, where the Obligors are acquired by non-Affiliate Persons, shall occur; or (k) Cohen Bros. Financial LLC, DGC Family Fintech Trust or EBC 2013 Family Trust shall cease to be beneficially owned controlled by Cohen.

“Closing Date” has the meaning set forth in Section 6.

“Cohen” means Daniel G. Cohen.

“Company Act” means the Investment Company Act of 1940, as amended.

“Contingent Liability” and “Contingent Liabilities” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person: (a) whereby such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) whereby such Person guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) whereby such Person undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, or (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person; (d) whereby such Person agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other person to make payment of the indebtedness or obligation; (e) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (f) under any Rate Contracts; (g) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; (h) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person; or (i) whereby such Person undertakes or agrees otherwise to assure a creditor of another Person against loss. The amount of any Contingent Liability shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

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“Corporate Guarantor” means each of Parent, Holdings LP and Operating LLC.

“Debt” means, as to any Person, without duplication, (a) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all Capitalized Lease Obligations of such Person; (f) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (g) all Hedging Obligations of such Person, if any; (h) all Debt of any partnership of which such Person is a general partner; and (i) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the Ordinary Course of Business.

“Default” means an Event of Default or Unmatured Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2(b).

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit sharing and retirement plans of the Broker/Dealer described from time to time in the financial statements of the Broker/Dealer and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Broker/Dealer or to which the Broker/Dealer is a party or may have any liability or by which the Broker/Dealer is bound.

“Environmental Laws” mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 8.

“Examining Authority” means the self-regulatory body designated to be responsible for inspecting or examining the Broker/Dealer for compliance with financial responsibility requirements under Section 9(c) of the Securities Investor Protection Act of 1970 and Section 17(d) of the Exchange Act. For purposes of this Loan Agreement, “Examining Authority” includes FINRA in accordance with its responsibilities under any applicable regulatory services agreement with any Governmental Authority.

“Excess Net Capital” means the amount shown on the relevant date of determination, under the heading “Computation of Alternative Net Capital Requirement” as shown on Broker/Dealer’s Financial and Operational Combined Uniform Single (FOCUS) reports, or under such other line on Broker/Dealer’s FOCUS reports pursuant to which Broker/Dealer reports its excess net capital.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“FOCUS Reports” means Financial and Operation Combined Uniform Single Reports filed by Broker/Dealer in accordance with Exchange Act rules and regulations.

“Form 33R” has the meaning set forth in the preamble of this Rider.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any self-regulatory organization with jurisdiction over an applicable Person, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Obligations” has the meaning set forth in “Cash Equivalents” above.

“Guarantor” means, collectively, any party to a Guaranty (other than Lender) and any other guarantor of all or any portion of the Obligations.

“Guaranty” means each Guaranty Agreement made by a Corporate Guarantor in favor of Lender, and any other guaranty of any of the Obligations now or hereafter executed and delivered by any Person to Lender.

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“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by, or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Holdings LP” means J.V.B. Financial Group Holdings, LP, a Delaware limited partnership, and its successors and assigns.

“Incumbent Directors” is defined in “Change of Control” above.

“Indemnified Party” has the meaning set forth in Section 12(b).

“Intangible Assets” means for any Person (a) goodwill, prepaid expenses relating to obligations or liabilities that are due more than twelve (12) months from the date of calculation, deposits (other than deposits held on behalf, or for the benefit, of customers of such Person with dealers in securities), (b) any amounts due from equity holders, Affiliates, officers or employees of such Person and (c) intellectual property, calculated in accordance with GAAP.

“Investments” has the meaning set forth in Section 7(p).

“JKD Investment Agreement” has the meaning set forth in the definition of “Third Party Debt.”

“Lender” has the meaning set forth in the preamble of this Rider.

“LIBOR” means an independent index which is the one-month LIBOR rate as reported in the money rates section of the Wall Street Journal two New York banking days prior to the first day of each month, which is not necessarily the lowest rate charged by Lender. Lender will tell Broker/Dealer the current LIBOR rate upon Borrower's request. The interest rate shall adjust on the first day of each month. Notwithstanding anything herein to the contrary, in the event Lender determines that (i) LIBOR is permanently or indefinitely unavailable or unascertainable, or ceases to be published by the LIBOR administrator or its successor, (ii) LIBOR is determined to be no longer representative by the regulatory supervisor of the administrator of LIBOR, (iii) LIBOR can no longer be lawfully relied upon in contracts of this nature by one or both of the parties, or (iv) LIBOR does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances under this Agreement and in any such case, such circumstances are unlikely to be temporary, then, at the election of Lender, all references to LIBOR will instead be to a replacement rate determined by Lender in its sole judgment, including any adjustment to the replacement rate to reflect a different credit spread, term or other mathematical adjustment deemed necessary by Lender in its sole judgment. Lender will provide reasonable notice to Broker/Dealer of such replacement rate and the date on which it will become effective. Under no circumstances will the interest rate on amounts due under this Agreement be less than the minimum LIBOR Rate or more than the maximum rate allowed by applicable law.

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“LIBOR Rate” means a per annum rate of interest equal to LIBOR plus Six Percent (6.0%) as determined on the 1st day of each calendar month, provided that in no event shall the LIBOR Rate be less than Seven Percent (7.0%).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, but not limited to, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease which is not a Capital Lease.

“Loans” means, collectively, all Revolving Loans made by the Lender to the Broker/Dealer under and pursuant to the Loan Agreement.

“Loan Agreement” has the meaning set forth in the preamble of this Rider.

“Loan Commitment” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

“Loan Documents” means this Loan Agreement, the Note, each Guaranty, and all other agreements, entered into by any Obligor with Lender or any Affiliate of Lender, and all other documents, instruments and agreements delivered to Lender in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time, including, but not limited to, the BD Loan Agreement and each other Financing Agreement (as defined in the BD Loan Agreement) delivered in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Obligors on a combined basis; (b) a material impairment of the ability of any Obligor to perform in any material respect any of its obligations under any Financing Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Documents.

“Mead Park Notes” is defined in the definition of “Third Party Debt.”

“Net Capital” means “net capital,” as defined by the Rule and calculated in the manner set forth on the applicable FOCUS Report.

“Obligations” means, collectively, all of Broker/Dealer’s liabilities, obligations, and indebtedness to Lender or any of its Affiliates of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance), and whether arising or existing under any Loan Document or other written agreement, oral agreement or operation of law, including all of Broker/Dealer’s other indebtedness and obligations to Lender or any of its Affiliates under or in respect of any of this Loan Agreement, the other Loan Documents, Bank Product Obligations and any Rate Contract among Broker/Dealer, Lender or an Affiliate of Lender, and including any reimbursement obligations, service charges, fees, expenses of any kind, set-offs, charge-backs, adjustments, corrections, coding errors and any similar expense or liability of any kind relating to or arising under the Collateral Account (as defined in the BD Loan Agreement) and/or any deposit account control agreement entered into in connection with this Loan Agreement or the Loans contemplated hereby for the benefit of Lender.

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“Obligor” means the Broker/Dealer, accommodation endorser, guarantor, third party pledgor, or any other party liable with respect to the Obligations.

“Ordinary Course of Business” means, in respect of any transaction or course of dealing involving any Obligor, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Operating LLC” means Cohen & Company, LLC, a Delaware limited liability company, and its successors and assigns.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, the Loan Agreement or any of the other Loan Documents.

“Permitted Liens” shall have the meaning as set forth in Section 6.1 of the BD Loan Agreement.

“Parent” means Cohen & Company Inc., a Maryland corporation, and its successors and assigns.

“Permitted Third Party Debt Payments” has the meaning set forth in Section 7(b)(ii).

“Person” means any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including any agreement or arrangement which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulatory Change” means the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending office.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

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“Restricted Payment” means (a) any dividend or other distribution by the Broker/Dealer (whether in cash, securities or other property) with respect to any of its Capital Securities, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, or (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of the Broker/Dealer which is expressly subordinated to the payment of the obligations of the Broker/Dealer under the Loan Documents

“Responsible Officer” means, as to the applicable Person, its chief executive officer, chief financial officer, controller, chief investment officer or its president, or any other officer having substantially the same authority and responsibility, or with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, controller or chief investment officer or its president, or any other officer having substantially the same authority and responsibility, and each other Person designated by any of the foregoing or authorized to request the advance of the Loans including any Person Lender reasonably believes is so authorized.

“Revolving Loan Borrowing Termination Date” means October 28, 2021.

“Revolving Loan Interest Rate” means a floating rate of interest equal to the LIBOR Rate.

“Revolving Loan Maturity Date” means October 28, 2022.

“Revolving Loan” and “Revolving Loans” means, respectively, each direct advance and the aggregate of all such direct advances made by the Lender to the Broker/Dealer under and pursuant to the Loan Agreement, as described in Form 33R and in Section 2.

“Revolving Note” or “Note” means a revolving note in the form prepared by and acceptable to the Lender in the amount of the Loan Commitment and maturing on the Revolving Loan Maturity Date, executed by the Broker/Dealer and payable to the order of the Lender, together with any and all renewal, extension, modification or replacement notes executed by the Broker/Dealer and delivered to the Lender and given in substitution therefor.

“Rider” has the meaning set forth in the preamble of this Rider.

“Rule” has the meaning set forth in paragraph 3 of Form 33R.

“Rule 2a-7” is defined in the definition of “Cash Equivalent Investment” above.

“SEC” means the Securities and Exchange Commission and any successor organization discharging the regulatory functions of the Securities and Exchange Commission.

“Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes Oxley Act of 2002, as amended, any foreign equivalent of the Securities Act of 1933, as amended, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Debt” means as to any Person, all Debt of such Person that is not Subordinated Debt and that ranks pari passu in right of payment to the Obligations, and that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date), including without limitation the Loans.

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“Sharing Agreement” means a management agreement, service agreement or similar agreement or written arrangement arising from or relating to shared office space, technology, trade services and other sharing of expenses by or among Broker/Dealer, Parent and any of its or their Affiliates, together with all amendments thereto.

“Subordinated Debt” means that portion of the Debt of the Broker/Dealer which is subordinated to the Obligations in a manner reasonably satisfactory to the Lender (including, but not limited to, right and time of payment of principal and interest).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity. In the absence of designation to the contrary, reference to a Subsidiary or Subsidiaries shall be deemed to be a reference to Subsidiaries of Broker/Dealer.

“Tangible Net Worth” means, at any time, the total of shareholder or member equity plus Subordinated Debt minus Intangible Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

“Third Party Debt” means that certain Debt evidenced by the following (as amended from time to time): (i) Convertible Senior Secured Promissory Note, dated March 10, 2017, issued by Operating LLC (formerly known as IFMI, LLC) to the DGC Family Fintech Trust in the aggregate principal amount of $15,000,000, together with that certain Securities Purchase Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), the DGC Family Fintech Trust, a trust established by Daniel G. Cohen, and solely with respect to certain provisions thereof, Parent (formerly known as Institutional Financial Markets, Inc.), and the related Pledge Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), in favor of the DGC Family Fintech Trust; (ii) Senior Promissory Note, dated January 31, 2020, issued by the Operating LLC to JKD Capital Partners I LTD in the aggregate principal amount of $2,250,000; (iii) Senior Promissory Note, dated January 31, 2020, issued by the Operating LLC to RN Capital Solutions LLC in the aggregate principal amount of $2,250,000; (iv) Senior Promissory Note, dated September 25, 2019, issued by Parent to EBC 2013 Family Trust in the aggregate principal amount of $2,400,000 (“EBC Debt”); (v) Junior Subordinated Note due 2037, dated June 25, 2007, issued by Parent (formerly known as Alesco Financial Inc.) in the aggregate principal amount of $28,995,000; (vi) Junior Subordinated Note due 2035, dated March 15, 2005, issued by Parent (formerly known as Sunset Financial Resources, Inc.) to JPMorgan Chase Bank, N.A., as Property Trustee of Sunset Financial Statutory Trust I, in the aggregate principal amount of $20,619,000; (vii) Investment Agreement, dated October 3, 2016, by and between Operating LLC (formerly known as IFMI, LLC) and JKD Capital Partners I LTD (pursuant to which, among other things, JKD Capital Partners I LTD agreed to invest up to $12,000,000 into Operating LLC) (the “JKD Investment Agreement”); (viii) Investment Agreement, dated September 29, 2016, by and between Operating LLC and Cohen Bros. Financial LLC Trust (pursuant to which, among other things, Cohen Bros. Financial LLC invested $6,500,000 into Operating LLC) (“CBF Investment Agreement”); (ix) Investment Agreement dated September 29, 2016, by and between Operating LLC and The DGC Family Fintech Trust (pursuant to which, among other things, The DGC Family Fintech Trust invested $2,000,000 into Operating LLC) (“DGC Investment Agreement”); (x) Investment Agreements by ViaNova Capital Group, LLC to Hancock Funding, LLC and New Avenue Investments, LLC; and (xi) in the event Operating LLC is required to repay the proceeds of its $2,165,600 Payment Protection Program loan, the total amount of such Debt.

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“Unmatured Event of Default” means any event which, if continued uncured, would, with the giving of notice, the passage of time or both, constitute an Event of Default.

“Voidable Transfer” has the meaning set forth in Section 15.

2.            Loan Commitment; Interest.

(a)            Notwithstanding anything to the contrary in paragraph 1 of Form 33R, the Lender shall make revolving credit loans to the Broker/Dealer from time to time between the effective date hereof and the Revolving Loan Borrowing Termination Date, and in such amounts as the Broker/Dealer may from time to time request, provided, however, that the aggregate principal balance of all such advances outstanding at any time shall not exceed the Loan Commitment. Revolving Loans made by the Lender may be repaid and, subject to the terms and conditions of the Loan Agreement, borrowed again up to, but not including the Revolving Loan Borrowing Termination Date, subject to the applicable provisions of this Loan Agreement. Each advance of a Revolving Loan hereunder shall have a maturity date of at least twelve months from the date of each such advance, unless prepaid pursuant to the permissive prepayment provisions of this Loan Agreement, provided that no maturity date of any advance of a Revolving Loan hereunder shall be later than the Revolving Loan Maturity Date.

(b)            Notwithstanding anything to the contrary in paragraph 1 of Form 33R, the principal amount of the Revolving Loans outstanding from time to time shall bear interest at a floating rate equal to the Revolving Loan Interest Rate. Subject to the subordination provisions of this Loan Agreement, accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on December 10, 2020, and continuing on the tenth (10th) day of each calendar month thereafter, and on the maturity date of the applicable advance of a Revolving Loan or Revolving Loan Maturity Date, as applicable. In the event of any repayment or prepayment of the Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Subject to the subordination provisions of this Loan Agreement, in the event that the Broker/Dealer fails to pay any amount of principal, interest, fees or other amounts payable under the Loan Documents when due, such overdue amount shall bear interest at the “Default Interest Rate,” which shall mean the rate of interest equal to the Revolving Loan Interest Rate plus four percent (4.0%), such interest to be payable on demand; provided, that in the absence of acceleration, any increase in interest rates pursuant to this Section 2(b) shall be made at the election of the Lender, with written notice to the Broker/Dealer. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment).

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(c)            Notwithstanding anything to the contrary in paragraph 1 of Form 33R, each Revolving Loan shall be made available to the Broker/Dealer upon any written, verbal, electronic, telephonic or telecopy loan request which the Lender in good faith believes to emanate from a properly authorized representative of the Broker/Dealer, whether or not that is in fact the case. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing. The amount of borrowing shall be in an amount equal to One Million Dollars ($1,000,000) or a higher integral multiple of Five Hundred Thousand Dollars ($500,000), or such lesser amount as would bring the total principal amount of Revolving Loans advanced hereunder to the Loan Commitment. A request for a direct advance must be received by the Lender no later than 2:00 p.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each direct advance shall be made available at the office of the Lender by credit to the account of the Broker/Dealer or by other means requested by the Broker/Dealer and acceptable to the Lender. The Broker/Dealer does hereby irrevocably confirm, ratify and approve all such advances by the Lender and does hereby indemnify the Lender against losses and expenses (including court costs, reasonable outside attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto, provided however, that Broker/Dealer shall not have any obligations to indemnify the Lender for losses and expenses arising from Lender’s willful misconduct or gross negligence.

(d)            Broker/Dealer may reduce the amount of the Loan Commitment in a minimum amount of equal to One Million Dollars ($1,000,000) or a higher integral multiple of Five Hundred Thousand Dollars ($500,000), or such lesser amount as would bring the Loan Commitment to the total principal amount of Revolving Loans advanced hereunder, provided that any such reduction must be approved by the Examining Authority.

(e)            If Lender determines in good faith (which determination shall be conclusive, absent manifest error) that: (A) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining LIBOR; (B) LIBOR does not accurately reflect the cost to the Lender of the Loans; or (C) a Regulatory Change (as hereinafter defined) shall, in the reasonable determination of the Lender, make it unlawful or commercially unreasonable for the Lender to use LIBOR as the index for purposes of determining the LIBOR Rate, then: (i) LIBOR shall be replaced with an alternative or successor rate or index chosen by the Lender in its reasonable discretion; and (ii) the LIBOR Rate may also be adjusted by Lender in its reasonable discretion and consistent with Lender’s other similarly-situated borrowers, giving due consideration to market convention for determining rates of interest on comparable loans and any related changes to the Loan Documents. “Regulatory Change” shall mean a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

3.            Taxes and Fees.

(a)            The Broker/Dealer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law or reimburse the Lender therefor to the extent paid by the Lender.

(b)            On the Closing Date, Broker/Dealer agrees to pay to Lender a commitment fee of One Percent (1.00%) of the Loan Commitment, and a commitment fee of One Half Percent (0.50%) of the Loan Commitment on the anniversary of the Closing Date each year thereafter.

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(c)            The Broker/Dealer agrees to pay to the Lender a nonrefundable quarterly non-usage fee equal to the daily unborrowed portion of the Loan Commitment (the “Non-Use Fee”). For purposes of the foregoing, the unborrowed portion of the Loan Commitment for any given day will be an amount equal to the result of: (i) the amount of the Loan Commitment; minus (ii) the sum of the aggregate principal amount of all Loans outstanding; in each case determined as of the end of such day. The Non-Use Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days at a rate per annum equal to 0.50%. The accrued unpaid non-usage fee shall be payable quarterly beginning on December 31, 2020, and on the last day of each September, December, March and June thereafter prior to the Revolving Loan Maturity Date, with any outstanding unpaid amount due upon the Revolving Loan Maturity Date.

4.            Payments.

(a)            All payments hereunder shall be made at the office of the Lender or at such other place as the Lender may specify from time to time, in lawful money of the United States in immediately available funds without setoff or counterclaim, failing which, unless the payment obligation is suspended as provided in this Loan Agreement, the Lender shall be entitled to all of the rights and remedies of an unpaid creditor with a matured indebtedness provided by applicable law, subject to Event of Default grace periods and subject to the provisions for subordination set forth in this Loan Agreement. Fees and other amounts paid shall not be refundable under any circumstances.

(b)            If any payment of interest or principal due hereunder, other than amounts unpaid after maturity, is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Broker/Dealer shall pay to Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Broker/Dealer agrees that the damages to be sustained by Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, is not a penalty, and does not constitute a waiver of Lender’s rights with respect to the default. Notwithstanding the foregoing, this late charge shall not apply and no late charges shall be applicable to any amounts which are subject to such late charge in the event the Obligations are accelerated in accordance with the Form 33R.

5.            Representations and Warranties. In order to induce the Lender to enter this Loan Agreement, the Broker/Dealer represents and warrants to the Lender as follows. The representations and warranties contained in this Loan Agreement shall be true and correct in all material respects on and as of the date of the advance on the Loans, and after giving effect thereto, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(a)            Organization; Powers. The Broker/Dealer: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power, and has all material governmental licenses, permits, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being and as proposed to be conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in each case referred to in clauses (ii) and (iii), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect

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(b)            Authorization; Enforceability. The Broker/Dealer has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Loan Agreement; the execution, delivery and performance by the Broker/Dealer of this Loan Agreement have been duly authorized by all necessary limited liability company action (including, without limitation, any required approvals); each has been duly and validly executed and delivered by the Broker/Dealer and this Loan Agreement constitutes its legal, valid and binding obligation, enforceable against the Broker/Dealer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)            Approvals. No authorizations, approvals or consents of, and no filings or registrations with any Governmental Authority or any securities exchange (other than, with respect to Parent, public disclosure of the transactions contemplated under this Loan Agreement as required by Securities Laws or the NYSE American) are necessary for the execution, delivery or performance by the Broker/Dealer of this Loan Agreement, or for the legality, validity or enforceability hereof or thereof, except for (a) the approval of the Examining Authority to classify this Loan Agreement as a satisfactory subordinated loan agreement under Appendix D of the Rule (which is the only approval or consent of a Governmental Authority necessary to permit such classification, which approval will have been obtained prior to the effectiveness of this Loan Agreement and the making of the Loan hereunder), (b) authorizations, approvals or consents of any Governmental Authority which have been obtained or made prior to the making of the Loan hereunder and which are in full force and effect on the date of such Loan, and (c) routine filings with the SEC or the Examining Authority that may be required to be made from time to time after the date hereof.

(d)            No Breach. None of the execution and delivery of this Loan Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the certificate of formation or other organizational documents of the Broker/Dealer, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which the Broker/Dealer is a party or by which the Broker/Dealer or any of its respective properties is bound or to which the Broker/Dealer is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon any property of the Broker/Dealer pursuant to the terms of any such agreement or instrument.

(e)            Equity Ownership. All issued and outstanding Capital Securities of the Broker/Dealer are duly authorized and validly issued, fully paid, non-assessable and free and clear of all Liens (other than Permitted Liens), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The ownership of the Capital Securities of Broker/Dealer, Holdings LP, Operating LLC and Parent and types of Capital Securities are set forth on Schedule 5(e). As of the date hereof, other than as set forth on Schedule 5(e), there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Broker/Dealer or other Obligor.

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(f)             Financial Statements/Exchange Act Filings. All financial statements, including FOCUS Reports, submitted to the Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Broker/Dealer and the results of the operations for the Broker/Dealer as of such date and for the periods indicated. Since the date of the last financial statement submitted by the Broker/Dealer to the Lender, there has been no adverse change in the financial condition or in the assets or liabilities of the Broker/Dealer having a Material Adverse Effect on the Broker/Dealer. The Broker/Dealer has no Contingent Liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7(g). The Broker/Dealer has timely filed complete and correct Exchange Act filings, including but not limited to FOCUS Reports, in accordance with applicable Exchange Act rules and regulations.

(g)            No Material Adverse Change. There has been no material adverse change in the business, assets, prospects, operations or condition, financial or otherwise, of the Broker/Dealer.

(h)            Title to Property. The Broker/Dealer has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. The Broker/Dealer owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Broker/Dealer does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i)             Other Subordinated Debt. As of the Closing Date, there is no Subordinated Debt of the Broker/Dealer.

(j)             Net Capital. The Broker/Dealer operates under paragraph (a)(1)(ii) of the Rule for the computation of its Net Capital.

(k)            Liquidity. Set forth on Schedule 5(k) is the Broker/Dealer’s most recent daily treasury report which specifies by institution the amount of cash, securities or other financial assets held by Broker/Dealer at such institution.

(l)             Taxes. The Broker/Dealer has filed or caused to be filed all Federal income tax returns, or applicable extensions thereof, and all other material tax returns and information statements that are required to be filed by the Broker/Dealer and has paid all taxes, or estimated taxes (in connection with any extensions filed) due pursuant to such returns or pursuant to any assessment received by the Broker/Dealer, except for any such tax or assessment the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Broker/Dealer in respect of taxes and other governmental charges are, in the opinion of the Broker/Dealer, adequate. The Broker/Dealer has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

(m)           Litigation and Contingent Liabilities. Except as specifically disclosed in Schedule 5(m), there is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of the Broker/Dealer, threatened, against the Broker/Dealer, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings or performance guaranties with respect to Broker/Dealer’s Subsidiaries in the Ordinary Course of Business, the Broker/Dealer has no material guarantee obligations, Contingent Liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 7(g).

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(n)            Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Broker/Dealer of any of the Obligations hereunder or under any of the other Loan Documents, and to its knowledge the Broker/Dealer is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

(o)            ERISA Obligations. All Employee Plans of the Broker/Dealer meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Broker/Dealer has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

(p)            Labor Relations. (i) There are no strikes, lockouts or other labor disputes against the Broker/Dealer or, to Broker/Dealer’s knowledge, threatened, (ii) hours worked by and payment made to employees of the Broker/Dealer have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against the Broker/Dealer or, to Broker/Dealer’s knowledge, threatened before any Governmental Authority.

(q)            True and Complete Disclosure. The information reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Broker/Dealer to the Lender in connection with the negotiation, preparation or delivery of the Loan Documents or included therein or delivered pursuant thereto when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made not misleading. All written information furnished by the Broker/Dealer to the Lender in connection with the Loan Documents and the transactions contemplated therein will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Broker/Dealer that could result in a Material Adverse Effect that has not been disclosed herein or in a report financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender.

(r)             BD Loan Agreement. To the extent not provided above, the representations and warranties of Broker/Dealer under the BD Loan Agreement are incorporated with and into this Loan Agreement as if fully set forth herein, provided that in the event of a conflict, the above representations and warranties shall govern.

6.            Conditions Precedent to Loans. The obligation of the Lender to make the Loan shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or waived by the Lender:

(a)            Loan Documents. The Lender (or its counsel) shall have received from the Broker/Dealer (i) Form 33R and this Rider signed on behalf of the Broker/Dealer, (ii) the Revolving Note duly executed by Broker/Dealer in the form attached to the Form 33R as Exhibit A, and (iii) such other Loan Documents as required by the Lender, including, but not limited to, the BD Loan Agreement and Loan Documents related thereto.

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(b)            Organizational and Authorization Documents. The Lender (or its counsel) shall have received from the Broker/Dealer copies of (i) the Articles of Organization and Operating Agreement (or equivalent formation and governing documents) of Broker/Dealer and each Guarantor; (ii) resolutions of each of the Broker/Dealer and each Guarantor approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of each of the Broker/Dealer and each Guarantor, executing any of the Loan Documents, each of which the Broker/Dealer hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Broker/Dealer of any changes therein and (iv) good standing certificates in the state of formation of the Broker/Dealer and each Guarantor and in any other state where each such Person is authorized to do business.

(c)            Solvency Certificate. The Lender (or its counsel) shall have received from the Broker/Dealer a Solvency Certificate executed by Broker/Dealer.

(d)            Closing Certificate. The Lender (or its counsel) shall have received from the Broker/Dealer a Closing Certificate executed by Broker/Dealer, including a compliance certificate in the form attached to Exhibit B of the BD Loan Agreement.

(e)            Examining Authority Approval. The Lender (or its counsel) shall have received evidence that the Examining Authority has found the Loan Agreement acceptable as to form and content and deemed it to constitute a satisfactory subordination agreement under Appendix D of the Rule.

(f)             Sharing Agreements. The Lender (or its counsel) shall have received from the Broker/Dealer copies of all Sharing Agreements currently in effect certified by an authorized officer of the Broker/Dealer, Parent or its or their Affiliates.

(g)            Third Party Legal Opinion. Opinion of Broker/Dealer’s third-party counsel in a form acceptable to Lender.

(h)            Additional Documents. The Lender (or its counsel) shall have received from the Broker/Dealer such other certificates, financial statements, schedules, resolutions, notes and other documents which are provided for hereunder or which Lender shall require.

(i)             Fees. The Lender (or its counsel) shall have received from the Broker/Dealer the fees payable under Section 3.

(j)             Accuracy of Representations; No Default. (a) The representations and warranties of the Broker/Dealer made herein shall be true and complete on and as of the date of the making of the Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date), and (b) no Default shall have occurred and be continuing.

(k)            Compliance with Laws. The Broker/Dealer shall be in compliance in all material respects with all laws and regulations applicable to it, including Capital Requirements, and all regulatory approvals necessary for any advance under this Agreement shall have been obtained and be in full force and effect.

(l)             Tangible Net Worth at Closing. The Broker/Dealer shall have a Tangible Net Worth of at least Eighty Eight Million Dollars ($88,000,000) on the Closing Date.

(m)            DGC Investment Agreement. The Indebtedness under the DGC Investment Agreement shall be repaid prior to the Closing Date.

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(n)          CBF Investment Agreement. The CBF Investment Agreement shall be amended to state that no put or call options may be exercised on the facilities prior to January 1, 2021, and that any principal repayment shall be subject to the conditions of Section 7(b) of this Agreement, in a form acceptable to the Lender.

(o)           EBC Debt. The EBC Debt shall be extended to at least September 25, 2021.

(p)           Financial Reports. Broker/Dealer shall have delivered its July, August and, if available, September 2020 Focus Reports, and Parent shall have filed its June 30, 2020 10-Q.

7.            Covenants.

(a)           Financial Covenants.

(i)            Tangible Net Worth. Broker/Dealer shall maintain at all times a Tangible Net Worth of (A) Eighty Eight Million Dollars ($88,000,000) on the Closing Date; (B) at least Eighty Million Dollars ($80,000,000) from the day after the Closing Date through and including December 30, 2021, and (ii) Eighty Five Million Dollars ($85,000,000) from December 31, 2021 and thereafter, provided that Broker/Dealer further shall comply with the requirements under Section 7(b), as and when applicable.

(ii)            Excess Net Capital. At all times Broker/Dealer shall maintain Excess Net Capital of at least Forty Million Dollars ($40,000,000).

(b)           Repayment of Third Party Debt.

(i)            Other than as provided in Section 7(b)(ii) and Section 7(b)(iii), Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder or under the BD Loan Agreement, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, Broker/Dealer shall not, directly or indirectly, make or contribute to any principal payments, in full or in part, under or with respect to the Third Party Debt.

(ii)            Subject to Section 7(b)(iii), Parent and Operating LLC, collectively, may make or contribute the following (the “Permitted Third Party Debt Payments”): (A)(1) up to Five Hundred Thousand Dollars ($500,000) in the aggregate in principal payments under or with respect to the Third Party Debt during the period from the Closing Date through December 31, 2020; provided, however, that Parent and the Operating LLC shall be permitted to repay the Indebtedness under the DGC Investment Agreement prior to the Closing Date and such repayment shall be in addition to such Five Hundred Thousand Dollars ($500,000) limitation; and (2) beginning January 1, 2021 and thereafter through the Termination Date, up to Five Million Dollars ($5,000,000) in the aggregate in principal payments under or with respect to the Third Party Debt during the most recent twelve (12) month period and applicable calendar year (i.e. the limitation applies to both periods and therefore must pass both tests); and (B) principal payment in any amount provided that such payment is funded by cash held by or cash flow generated from entity or asset sales of Affiliates of Operating LLC other than Broker/Dealer.

(iii)            Permitted Third Party Debt Payments made pursuant to Section 7(b)(ii) shall be subject to the following additional restrictions: (i) Broker/Dealer or the applicable Obligor permitted to make such payment shall provide at least five (5) Business Days prior written notice to Lender its intent to make such payment with all material details relating to the anticipated payment as reasonably requested by Lender; (ii) if the anticipated payment relates to the payment of any dividend by Broker/Dealer, on the date such payment is made, and immediately after making such payment, there shall be no Loans outstanding under this Agreement; (iii) Broker/Dealer’s net income during the most recent twelve (12) month period shall be equal to or greater than the amount of the principal repayment during that same period; and (iv) prior to making any such payment, Broker/Dealer shall provide to Lender a fully and properly completed compliance certificate in the form of Exhibit B to the BD Loan Agreement, certified on behalf of Broker/Dealer by a Responsible Officer, reflecting Broker/Dealer’s compliance with the minimum Tangible Net Worth covenant both before making such payment and after giving effect to such payment.

(iv)            Notwithstanding anything to the contrary contained in this Section 7(b), upon the occurrence and during the continuance of an Event of Default, neither Parent nor Operating LLC shall make or contribute any principal payments under or with respect to the Third Party Debt without Lender’s prior written consent.

(c)           Maintenance of Existence. The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization.

(d)           Maintenance of Licenses, Permits, Rights and Properties. The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its licenses, permits, rights and properties necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)           Maintenance of Property, Insurance. Broker/Dealer shall maintain and preserve all of its Property which is used or useful in its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and renewals and replacements thereof except where failure to do so would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect. Broker/Dealer further shall maintain insurance with responsible and reputable insurance companies or associations with respect to its properties and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Lender. All property policies are to be made payable to Lender in case of loss, under a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Lender may require to fully protect its interest and to any payments to be made under such policies. Broker/Dealer shall make or cause to be made all necessary repairs or replacements of its property and equipment and any proceeds of insurance shall, to the extent that such proceeds are paid to Lender, be paid by Lender to Broker/Dealer as reimbursement for the costs of such repairs or replacements. All certificates of insurance are to be delivered to Lender and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Lender and such other Persons as Lender may designate from time to time, and shall provide ten (10) days’ prior written notice before the effective date of cancellation if insurer cancels for non-payment of premium or for not less than thirty (30) days’ prior written notice to Lender of the exercise of any right of cancellation for any other reason. If Broker/Dealer fails to maintain such insurance, Lender may arrange for such insurance, but at Broker/Dealer’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right, in its name or in the name of Broker/Dealer, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided that, unless otherwise applied toward the repayment of the Obligations, any amounts collected by Lender in connection with such insurance policies shall, at any time that Lender shall not have elected to terminate the Loan Commitment and declare the Loans due and payable hereunder, be remitted to the applicable Obligor.

(f)           Compliance with Laws. The Broker/Dealer will (i) comply with all Requirements of Law applicable to it or its property; and (ii) pay and discharge all taxes, assessments and charges or levies imposed by any Governmental Authority on it or its activities or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(g)           Financial Statements and Other Information. Except as otherwise expressly provided for herein, Obligors and their respective Subsidiaries shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of Obligors and their respective Subsidiaries, in accordance with GAAP consistently applied and Broker/Dealer shall cause to be furnished to Lender:

(i)            Monthly. As soon as practicable after the end of each month and in any event not more than 30 days thereafter, with respect to Broker/Dealer, a copy of the Financial and Operational Combined Uniform Single (FOCUS) report of Broker/Dealer.

(ii)            Quarterly. As soon as practicable after the end of each Fiscal Quarter, and in any event by the earlier of the date filed with the SEC and FINRA or any other Governmental Authority or forty five (45) days after the end of each such Fiscal Quarter (or within seventy five (75) days after the close of a Fiscal Year for the last Fiscal Quarter of such year):

(A)           unaudited consolidated financial statements of Broker/Dealer and Parent for such quarter, including, without limitation, statements of income and changes in equity for such period and year to date balance sheets as of the end of such period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one year earlier, all in reasonable detail and certified as accurate by a Responsible Officer, subject to changes resulting from normal year-end adjustments; and

(B)            in the event that any of the foregoing statements indicate that any Obligor or its Subsidiaries have varied in any material respect from any financial projections provided by such Obligor to Lender, if any, a statement of explanation of such variations from the applicable Responsible Officer.

(iii)            Annual. As soon as practicable after the end of each Fiscal Year of Broker/Dealer, and in any event within the sooner of (i) when filed with the SEC, FINRA or any other Governmental Authority and (ii) sixty (60) days after the end of each such Fiscal Year, annual audited financial statements of Broker/Dealer, and one hundred fifty (150) days after the end of each such Fiscal Year, annual consolidated audited financial statements of Parent, in each case, including, without limitation, statements of income, changes in equity and cash flow for such year, and balance sheets as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual review and as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to Lender and examined by Grant Thornton LLP, or any other independent certified public accountants of recognized standing and reputation selected by Broker/Dealer and reasonably satisfactory to Lender whose opinion shall be unqualified.

(iv)            Compliance Certificate. Broker/Dealer shall deliver a compliance certificate in the form of Exhibit B to the BD Loan Agreement with each of the reports required under Section 7(g)(ii).

(v)            Other Information. With reasonable promptness, such other business or financial data as Lender may reasonably request.

No change with respect to such accounting principles (other than to comply with changes in GAAP) shall be made by the Broker/Dealer without giving prior notification to the Lender. The Broker/Dealer represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Loan Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Broker/Dealer. The Lender shall have the right during business hours, upon five (5) Business Days prior written notice thereof to the Broker/Dealer, to inspect the books and records of the Broker/Dealer and make extracts therefrom.

(h)           Audit Reports. The Broker/Dealer shall (a) make available to the Lender copies of any audit reports performed or required to be performed by the Examining Authority and (b) furnish to the Lender copies of any audit reports performed or required to be performed by the Examining Authority which contains material adverse findings or otherwise results in liability.

(i)           Field Audits. The Broker/Dealer shall permit the Lender to inspect the tangible assets and/or other business operations of the Broker/Dealer, to perform appraisals of the equipment of the Broker/Dealer, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, journals, orders, receipts, correspondence and other data relating to accounts. Such inspections or audits will be limited to no more than once per calendar year provided that no Event of Default has occurred and is continuing. Unless an Event of Default shall have occurred and is continuing, all such inspections or audits that the Lender conducts during any calendar year shall be at the Lender’s sole expense.

(j)           Depository Relationship. Broker/Dealer shall cause the primary banking depository relationship of Broker/Dealer to continue to be maintained with the Lender within ninety (90) days of the Closing Date. For the avoidance of doubt, this provision is not intended to, and shall not, require the Broker/Dealer to retain proceeds of the Loans for any period of time in its depository accounts. No Obligor shall maintain any other deposit, investment, securities, custodial or other account of any kind whatsoever with any bank, brokerage house or financial institution other than Lender, except for (i) those existing accounts set forth on those listed on Schedule 7(j) (for a period of ninety (90) days after Closing Date), (ii)  Obligors’ clearing brokerage accounts entered into in the Ordinary Course of Business, and (iii) and custody and prime brokerage accounts with lenders providing Indebtedness of the type permitted by Section 7(n).

(k)           Notices of Default and other Material Events. The Broker/Dealer will furnish notice to the Lender in writing promptly after the Broker/Dealer knows or has reason to believe that (i) any Default has occurred, (ii) any proceeding by or before any Governmental Authority, and of any material development in respect of such legal or other proceedings, affecting the Broker/Dealer, except proceedings that if adversely determined, would not (either individually or in the aggregate) result in Material Adverse Effect or (iii) any other development that results in, or could reasonably be expected to result in a Material Adverse Effect. Each notice delivered hereunder shall be accompanied by a statement of an executive officer of the Broker/Dealer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(l)           Prohibition of Fundamental Changes. Broker/Dealer and Holdings LP shall not (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (b) acquire any business or property from, or Capital Securities of, or be a party to any acquisition of, any Person, except for Investments permitted under this Loan Agreement, or (c) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired, except for (i) sales of obsolete or worn-out property or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Broker/Dealer shall not have a fair market value in excess of $250,000 and (ii) sales of securities and other property in the Ordinary Course of Business.

(m)          Subsidiaries. Except with respect to any non-recourse special purpose entity Subsidiary that is created by Broker/Dealer for the purpose of accumulating financial assets for subsequent securitization and that is consolidated into the Broker/Dealer in accordance with GAAP, including those entities set forth on Schedule 7(m) (“Consolidated Subsidiaries”), Broker/Dealer and Holdings LP shall not, so long as Lender shall have any Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, directly or indirectly, form, acquire or permit to exist any Subsidiaries without Lender’s prior written consent which consent shall not be unreasonably withheld or delayed; provided that any investments in Consolidated Subsidiaries shall be included in and governed by the Additional Loan and Investment Cap under Section 7(p)(vii), and Broker/Dealer or Holdings LP shall give the Lender written notice of the creation of any Consolidated Subsidiary no later than ten (10) days after formation together with copies of its governing documents and such other documentation as Lender may reasonably request.

(n)          Debt. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, Broker/Dealer shall not directly or indirectly incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Debt, other than any of the following:

(i)            the Obligations;

(ii)            so long as no Event of Default exists or would occur as a result thereof, Debt to Pershing LLC or other securities lenders under customary short-term repurchase agreements entered into in the Ordinary Course of Business; provided, that Broker/Dealer provides an updated schedule setting forth all accounts relating to any short-term repurchase arrangements in existence as of the date of such compliance certificate;

(iii)            Debt (including any undrawn amounts available under any document representing such Debt) existing as of the Closing Date as referred to in the financial statements referenced in Section 7(g) or set forth specifically in Schedule 7(n), and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and the terms of any such renewal, refinancing or extension are not materially less favorable to the obligor thereunder;

(iv)            Debt of Broker/Dealer and its Subsidiaries incurred after the Closing Date consisting of Debt or any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Debt when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Debt shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; and (iii) the total amount of all such Debt shall not exceed $1,000,000 at any time outstanding;

(v)            unsecured intercompany Debt of Broker/Dealer payable to any other Obligors; provided, that, the total amount of all such Debt shall not exceed the Additional Loan and Investment Cap (inclusive of amounts advanced as contemplated by Sections 7(p)(vii));

(vi)            unsecured Debt of a Person existing at the time such Person becomes a Subsidiary of Broker/Dealer in a transaction permitted hereunder in an aggregate principal amount not to exceed $1,000,000 for all such Persons; provided, that any such Debt was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Broker/Dealer;

(vii)            Contingent Liabilities in respect of Debt of Broker/Dealer to the extent such Debt is permitted to exist or be incurred pursuant to this Section 7(n);

(viii)            Bank Product Obligations;

(ix)            All Rate Contracts and Hedging Obligations entered into in the Ordinary Course of Business; and

(x)            margin payable to clearing agents and brokers, the BONY Credit Agreement, nonrecourse warehouse indebtedness, unsettled trade payables to clearing agents and brokers, trading securities sold and not yet purchased, and securities sold under agreement to repurchase.

Notwithstanding anything to the contrary contained herein, except as otherwise permitted by this Loan Agreement, Broker/Dealer shall not pay any obligations or indebtedness before the same is due. For the avoidance of doubt, Schedule 7(n) may not be updated without Lender’s prior written consent.

(o)           Liens. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, it shall not create, incur, assume or suffer to exist any Lien other than Permitted Liens.

(p)           Investments. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, it shall not directly or indirectly, do any of the following: (A) other than in the Ordinary Course of Business, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary (other than Consolidated Subsidiaries subject to the limitations herein) or enter into any joint ventures, or (B) make or commit to make any acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (C) make or commit to make any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person including any Affiliate of Broker/Dealer (the items described in clauses (A), (B) and (C) are referred to as “Investments”), except for:

(i)            Investments in cash and Cash Equivalent Investments;

(ii)            Rate Contracts permitted by Section 7(n);

(iii)            existing Debt set forth on Schedule 7(n) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and the terms of any such renewal, refinancing or extension are not materially less favorable to the obligor thereunder;

(iv)            receivables owing to Obligors or any of their Subsidiaries or any receivables, advances and payments to suppliers, in each case if created, acquired or made in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;

(v)            loans and advances (excluding customary reimbursement expenses in the Ordinary Course of Business) to officers, directors and employees in an aggregate amount not to exceed $600,000 at any time outstanding; provided that such loans and advances shall comply with all applicable requirements of any applicable laws (including the Sarbanes-Oxley Act of 2002, as amended);

(vi)            loans or investments (including debt obligations) in an aggregate amount outstanding at any time not to exceed $1,000,000 received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(vii)            additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof; provided, that the sum of such loans, advances and/or investments contemplated by this Section 7(p) (including Investments in Consolidated Subsidiaries), Section 7(n)(v) and Section 7(n)(vi), in the aggregate, shall not at any time exceed $10,000,000, and the sum of any new or additional loans, advances and/or investments made from or after the Closing Date, in the aggregate, shall not exceed $3,000,000 (the “Additional Loan and Investment Cap”);

(viii)            without duplication, investments constituting Debt permitted under Section 7(n).

(q)           Transactions with Affiliates. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, it shall not directly or indirectly, enter into any transaction with, or pay any compensation or other amounts to, any Affiliate of Broker/Dealer or any Affiliate of any Subsidiary of Broker/Dealer, other than (i) payments expressly permitted pursuant to Section 7(u), (ii) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than such Affiliate, (iii) as specifically described on Schedule 7(q) and (iv) transactions permitted under this Section 7.

(r)           Restricted Payments. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, it shall not directly or indirectly, except as set forth in Schedule 7(r), do any of the following: (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Capital Securities, partnership interests, membership interests or other Capital Securities (including warrants), or (ii) purchase, redeem or otherwise acquire for value any of its partnership interests, membership interests or other Capital Securities or any warrants, rights or options to acquire such Capital Securities or securities now or hereafter outstanding; provided that with respect to payments made under either clauses (i) or (ii) of this Section 7(r), Broker/Dealer may make any such payment so long as no Event of Default exist before such payment or would occur after giving effect thereto.

(s)           Change in Structure. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, no Obligor shall directly or indirectly, except as set forth on Schedule 7(s), amend any of its governing documents or make any changes in its equity capital structure (including in the terms of its outstanding Capital Securities), in each case as to (i) Broker/Dealer and/or Holdings LP without Lender’s prior written consent which consent shall not be unreasonably withheld or delayed, and (ii) each other Obligor to the extent such amendment or change results in a material adverse effect on Lender’s rights or remedies under any Loan Document or the credit worthiness of such Obligor as determined by Lender in its reasonable lending judgment.

(t)           Modifications of Certain Documents. The Broker/Dealer will not amend, modify or waive any of its rights under its organizational documents, other than (i) immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lender and (ii) amendments or modifications that have been approved by the Lender prior to being made. Broker/Dealer shall deliver or cause to be delivered to the Lender a copy of each amendment, modification or waiver of its organizational documents promptly after the execution and delivery thereof.

(u)           Management and Consulting Arrangements. Broker/Dealer covenants and agrees that, so long as Lender shall have any Loan Commitment hereunder, or the Loans or other Obligations (other than contingent obligations with respect to which no express indemnification claim has been made) shall remain unpaid or unsatisfied, it shall not directly or indirectly, except as set forth on Schedule 7(u), enter into any management, consulting or expense sharing arrangement with any Affiliate of Broker/Dealer, Holdings LP or any Subsidiary Broker/Dealer or Holdings LP or any holder of Debt of Broker/Dealer and/or Holdings LP, or pay or accrue any management, consulting or similar fees to any Affiliate of Broker/Dealer or Holdings LP, or any Affiliate of any Subsidiary of Broker/Dealer or Holdings LLP; provided that upon the occurrence or during the continuance of an Event of Default, neither Broker/Dealer nor Holdings LP shall make payments under any of the agreements set forth on Schedule 7(u).

(v)           ERISA Liabilities; Employee Plans. The Broker/Dealer shall (i) keep in full force and effect any and all Employee Plans which are governed by ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability that would reasonably be expected to have a Material Adverse Effect upon the Broker/Dealer; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender immediately upon receipt by the Broker/Dealer of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Lender upon its becoming aware of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

(w)           Compliance with Lender Regulatory Requirements; Increased Costs. If the Lender shall reasonably determine that any Regulatory Change, or compliance by the Lender or any Person controlling the Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Lender hereunder or under the Revolving Note with respect thereto, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Broker/Dealer shall pay directly to the Lender or such controlling Person such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Lender first made demand therefor; provided that such demand is consistent with demands made generally in respect of the applicable facts and circumstances by Lender under other credit agreements containing a provision similar to this Section 7(w).

(x)           Inconsistent Agreements. The Broker/Dealer shall not enter into any agreement containing any provision which would be violated or breached by any borrowing by the Broker/Dealer hereunder or by the performance by the Broker/Dealer of any of its Obligations hereunder or under any other Loan Document.

8.           Events of Default. The Broker/Dealer, without notice or demand of any kind, shall be in default under this Rider upon the occurrence of any of the following events (each an “Event of Default”). For clarification, the “Events of Default” defined in this Section are separate and distinct from the “Events of Default” defined in Section 8 of the Form 33-R and are included in this Rider as events which permit Lender to exercise its remedies under the terms of Section 9 of this Rider.

(a)           Nonpayment of Obligations. Any amount due and owing under this Loan Agreement or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

(b)          Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Loan Agreement, the other Loan Documents or any other agreement with the Lender shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

(c)           Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Loan Agreement or in the other Loan Documents or any other agreement with the Lender, provided that with respect to Sections 7(d), 7(e), 7(f), and 7(v), Broker/Dealer shall have a period of ten (10) days in order to cure such default or failure to perform.

(d)           Default under Loan Documents. A default under the Loan Agreement or any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Loan Agreement by express reference, shall be and constitute an Event of Default under this Loan Agreement and any other of the Obligations; provided that other than (i) an Event of Default under the remainder of this Section 8 or (ii) a payment default or default under Section 8(b) of the Form 33(R), such default shall remain unremedied for fifteen (15) days.

(e)           Default under Other Debt. As to more than $500,000 in Debt of Broker/Dealer in the aggregate at any time (i) Broker/Dealer shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any such Debt and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof.

(f)           Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services (after any applicable cure periods have elapsed) where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

(g)           Bankruptcy, Insolvency. A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Obligor and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of thirty (30) days after commencement of the action, or (ii) by any Obligor; any Obligor makes an assignment for the benefit of creditors; any Obligor voluntarily or involuntarily dissolves or is dissolved, or terminates or is terminated; any Obligor takes any corporate, limited liability company or partnership, as applicable, action to authorize any of the foregoing; or any Obligor becomes insolvent or fails generally to pay its debts as they become due.

(h)           Judgments. A judgment or order (except for judgments which are not a Lien on personal Property and which are being contested by such Person in good faith) shall be rendered against any Obligor and such judgment or order shall remain unsatisfied or undischarged and in effect, or is not bonded pending appeal, for thirty (30) consecutive days without a stay of enforcement or execution, provided that this Section 8(h) shall not apply (i) to any judgment for which such Obligor is fully insured (except for normal deductibles in connection therewith) and with respect to which the insurer has assumed the defense and is not defending under reservation of right and with respect to which Lender reasonably believes the insurer will pay the full amount thereof (except for normal deductibles in connection therewith) or (ii) to the extent that the aggregate amount of all such judgments and orders does not exceed $500,000.

(i)           Liens by Government Agencies. A notice of Lien, levy or assessment is filed or recorded with respect to all or a substantial part of the assets of any Obligor by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien upon all or a substantial part of the Obligor’s Property, and (i) such Lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within 30 days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this Section 8(i) shall not apply to any Permitted Liens.

(j)           Attachment, Seizures, Levies. All or any part of the Broker/Dealer’s Property is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the thirtieth (30th) day thereafter such assets are not returned to and/or such writ, distress warrant or levy is not dismissed, stayed or lifted and if the amount of such Property, together with any other such Property that is so attached, seized, subjected to writ or distress warrant or levied upon, exceeds $750,000 at any time.

(k)           Change in Control. The occurrence of any Change in Control.

(l)           Membership Status; Compliance. The membership of the Broker/Dealer on any commodity or securities exchange or the status of the Broker/Dealer as a clearing member thereof, shall be terminated, revoked or suspended for any reason, or the registration of the Broker/Dealer as a broker dealer with the SEC shall be suspended, revoked or terminated for any reason, or the Broker/Dealer shall fail to comply with any Capital Requirements, or Broker/Dealer is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs.

(m)          Material Adverse Effect. A material adverse change shall occur (i) in the operations, business, properties or condition (financial or otherwise) of Broker/Dealer or Holdings LP, or (ii) which materially impairs the ability of Broker/Dealer or Holdings LP to perform its respective obligations under this Agreement and the other Loan Documents, in each case as determined by Lender in its reasonable discretion.

(n)           Guaranty. Any Guarantor terminates, discontinues or revokes its Guaranty or attempts to do any of the foregoing or any Guarantor shall contest the validity of its Guaranty.

(o)           Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Broker/Dealer shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

(p)           Related Debt. The occurrence of any material breach, default or event of default under or with respect to the (i) BONY Credit Agreement or BD Loan Agreement, (ii) any Debt set forth on Schedule 7(n) or (iii) any Third Party Debt, provided that a breach shall be deemed material in the event the creditor takes material action against debtor under such agreement(s) or in connection with such Debt.

(q)           Suspension of Payment Obligations. Any condition or event shall have occurred which would have the effect of suspending the repayment obligation of the Broker/Dealer for any advance of Revolving Loans made under the Loan Agreement, whether or not any such advance has then been made to or is then due from the Broker/Dealer or there has been an actual default in the payment of any principal or interest of any such advance at the scheduled maturity or due date thereof.

9.            Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence and during the continuance of an Event of Default, upon written notice to the Broker/Dealer and the Exchange, terminate its remaining commitment and exercise its rights under the Loan Agreement to accelerate the Revolving Loan Maturity Date, subject in all events to the requirements for such acceleration specified in the Loan Agreement. The parties, by incorporating the terms of this Rider, agree that to the extent any provision of this Rider is inconsistent with any provision of Appendix D to the Rule or of any other applicable provision of the SEC, the rules and regulations thereunder, or the rules of FINRA, then the Form 33R and such provisions, rules and regulations shall control, and no provision of this Rider shall impede the ability of the Broker/Dealer to comply with such provisions, rules and regulations.

10.          Obligations Absolute. None of the following shall affect the Obligations of the Broker/Deal to the Lender under this Loan Agreement.

(a)           release by the Lender of any Guarantor or of any other party liable with respect to the Obligations; or

(b)           release, extension, renewal, modification or substitution by the Lender of any Guaranty, or the compromise of the liability of any Guarantor of the Obligations.

11.           Notices. Except as otherwise provided herein, Broker/Dealer waives all notices and demands in connection with the enforcement of Lender’s rights hereunder. All notices and other communications provided for hereunder shall be in writing and shall be mailed, faxed or delivered at the following address:

If to the Broker/Dealer:	J.V.B. Financial Group, LLC Cira Center 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania 19104 Attn: Joseph W. Pooler, Jr. Email: JPooler@cohenandcompany.com Fax: (215) 701-8279
With a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 Attn: Darrick M. Mix Email: DMix@duanemorris.com Fax: (215) 405-2906
If to Lender:	Byline Bank 180 N. LaSalle Street, 18th Floor Chicago, Illinois 60601 Attn: Scott A. Mier Fax: (773) 843-7832 Email: smier@bylinebank.com
With a copy to:	Saul Ewing Arnstein & Lehr LLP 161 N. Clark Street, Suite 4200 Chicago, Illinois 60601 Attn: Erik L. Kantz, Esq. Fax: (312) 876-6211 Email: erik.kantz@saul.com or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective, (i) if mailed, when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if faxed, when transmitted and confirmation received, or if emailed, upon transmission provided that notice also is provided by another means hereunder (iii) if hand delivered, upon delivery, and if delivered by overnight courier, upon the next Business Day after deposit.

12.           Expenses; Indemnification.

(a)           The Broker/Dealer agrees to pay or reimburse the Lender, within 30 days of demand, for all reasonable and documented out-of-pocket expenses (including the reasonable fees and expenses of outside legal counsel for the Lender) incurred by the Lender in connection with the enforcement or protection of the Lender’s rights pursuant to this Loan Agreement and the other Loan Documents and the Loan, including those incurred with respect to a Default and any enforcement or collection proceedings resulting therefrom, including without limitation, in (A) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings, whether or not the workout, restructuring or transaction contemplated thereby is consummated.

(b)           The Broker/Dealer hereby agrees to indemnify the Lender, its Subsidiaries and Affiliates and its and their respective partners, members, directors, officers, employees, agents and advisors (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation or litigation or other proceedings; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, liabilities, claims, damages, or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or a material breach of this Loan Agreement by such Indemnified Party. The Lender agrees to give the Broker/Dealer notice of any such investigations, litigation or other proceedings, within a reasonable time after Lender’s actual discovery of the same; provided that the Lender’s failure to provide such notice shall not affect the Broker/Dealer’s obligations hereunder.

(c)           To the fullest extent permitted by applicable law, the Broker/Dealer shall not assert, and Broker/Dealer hereby waives, any claim against each Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

13.           Assignments. Paragraph 19(c) of Form 33R is hereby replaced with the following as paragraphs 19(c) and 19(d):

“(c)      The Broker/Dealer may not transfer, sell, assign, pledge, or otherwise encumber or dispose of any of its rights or obligations under the Loan Documents without the prior written consent of the Lender and the prior written consent of FINRA, and any attempted transfer, sale, assignment, pledge, encumbrance or disposal shall be null and void. The Lender may transfer, sell, assign, pledge, or otherwise encumber or dispose of the Loans or any portion thereof only with the prior written consent of the Broker/Dealer (not to be unreasonably withheld or delayed and not to be required during the continuance of an Event of Default or an Event of Acceleration) and only with the prior written consent of FINRA.

(d)           Notwithstanding anything herein to the contrary, subject to the approval of the board of directors of the Lender (if deemed necessary or appropriate by the Lender) and only with the prior written consent of FINRA, the Lender may, in its sole discretion and without the Broker/Dealer’s consent, assign its rights and obligations under the Loan Documents and the Loan (before or after the closing) to Affiliates of the Lender (but subject to customary documentation in form and substance reasonably acceptable to the Broker/Dealer). Upon the effectiveness of any such assignment, the Broker/Dealer shall look solely to the assignee in respect of this Loan Agreement and Lender shall have no further obligations in respect of this Loan Agreement.”

14.           Reliance and Survival. All covenants, agreements, representations and warranties made by the Broker/Dealer herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Loan Agreement or any other Loan Document incorporated herein by reference shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of any Loan Document and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as this Loan Agreement has not been terminated (whether by maturity or otherwise). The provisions of Section 3 and Sections 9 through 21 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the permitted assignment of this Loan Agreement, and the termination of this Loan Agreement or any provision hereof. The benefits of this Section 14 shall extend to any Person who is or has been a Lender under this Loan Agreement.

15.           Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.           No Fiduciary Duty. The Broker/Dealer agrees that in connection with all aspects of the transactions contemplated by this Loan Agreement and the other Loan Documents and any communications in connection therewith, the Broker/Dealer and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

17.           Counterparts; Integration. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. This Loan Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

18.           Amendments. Except as provided herein, no provision of this Loan Agreement may be amended, supplemented or otherwise modified (each a “modification”) except by an instrument in writing signed by the Broker/Dealer and the Lender and approved in writing by the Examining Authority. This Loan Agreement shall not be subject to cancellation by either the Lender or the Broker/Dealer, and no payment shall be made, nor this Loan Agreement terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the requirements of 17 CFR 240.15c3-1 and 240.15c3-1d.

19.           Headings. The captions in this Loan Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Loan Agreement and shall not be considered in the interpretation of this Loan Agreement or any provision thereof.

20.           Release of Claims Against Lender. In consideration of the Lender making the Loans, the Broker/Dealer and all other Obligors do each hereby release and discharge the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Lender from the date of their respective first contact with the Lender until the date of this Agreement including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lender. The Broker/Dealer and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lender is relying upon this release in extending the Loans to the Broker/Dealer.

21.           Customer Identification - USA Patriot Act Notice. The Lender hereby notifies the Broker/Dealer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Broker/Dealer, which information includes the name and address of the Broker/Dealer and such other information that will allow the Lender to identify the Broker/Dealer in accordance with the Act.

[Signature Page Follows]

The Broker/Dealer and the Lender agree that this Rider shall be deemed to be a part of this Loan Agreement.

J.V.B. FINANCIAL GROUP, LLC

By:	/s/ Douglas Listman
Name:
Title:

BYLINE BANK

By:	/s/ Scott A. Mier
Name:	Scott A. Mier
Title:	Senior Vice President

[Signature Page to Rider A to Revolving Note and Cash Subordination Agreement]

DISCLOSURE SCHEDULES

to

RIDER A TO REVOLVING NOTE AND CASH SUBORDINATION AGREEMENT

by and between

BYLINE BANK

and

J.V.B. FINANCIAL GROUP, LLC

dated as of

October 28, 2020

These disclosure schedules (these “Disclosure Schedules”) are being delivered pursuant to Rider A (“Rider A”) to the Revolving Note and Cash Subordination Agreement (the “Loan Agreement”), dated as of October 28, 2020, by and between Byline Bank (the “Lender”) and J.V.B. Financial Group, LLC (the “Broker/Dealer”). Capitalized terms used but not defined herein shall have the same meanings given them in the Loan Agreement.

These Disclosure Schedules are arranged in sections corresponding to the numbered and lettered sections and subsections contained in Rider A, and the disclosures in any section or subsection of these Disclosure Schedules shall qualify other sections and subsections of Rider A. Disclosure of any information or document in these Disclosure Schedules is not a statement or admission that it is material or required to be disclosed herein. The descriptive headings in these Disclosure Schedules are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, these Disclosure Schedules, Rider A or the Loan Agreement.

No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and no disclosure in these Disclosure Schedules constitutes an admission of any liability or obligation of Broker/Dealer or Lender to any third party nor an admission against interests of Broker/Dealer or Lender to any third party.

1

Schedule 5(e)

Equity Ownership

As of Closing Date, the ownership of the Capital Securities of Broker/Dealer, Holdings LP, Operating LLC and Parent and types of Capital Securities are owned by the Persons and in the amounts set forth in this Schedule 5(e).

Obligor	Type of Outstanding Equity Interests	Holders of such Equity Interests
Broker/Dealer	Limited Partnership Interests	Holdings LP (100%)
Holdings LP	Limited Partnership Interests	Operating LLC (99%) C&CO (1%)
C&CO	Membership Interests	Operating LLC (100%)
Operating LLC	Units of Membership Interests: 41,745,895 issued and outstanding as of the date of these Disclosure Schedules (of which, 2,783,080 are restricted units).	Parent: 10,934,184 units Daniel G. Cohen and controlled affiliates: 20,859,355 units The DGC Family Fintech Trust: 9,880,268 units Linda Koster: 72,088 units
Parent

Common Stock: 1,379,985 shares issued and outstanding as of the date of these Disclosure Schedules

Series E Voting Non-Convertible: Preferred Stock 4,983,557 shares issued and outstanding as of the date of these Disclosure Schedules

Series F Voting Non-Convertible: Preferred Stock 22,429,541 shares issued and outstanding as of the date of these Disclosure Schedules

Common Stock:

•      Daniel G. Cohen, directly or indirectly owns 222,853 of Parent’s outstanding shares of common stock.

•      Public shareholders (including certain of Parent’s officers and directors) own the remaining shares of the Company’s common stock.

Series E Voting Non-Convertible Preferred Stock:

•     Daniel G. Cohen is the indirect owner of 4,983,557 shares of Series E Voting Non-Convertible Preferred Stock, representing 100% of the issued and outstanding Series E Voting Non-Convertible Preferred Stock.

Series F Voting Non-Convertible Preferred Stock:

•      Of the 22,429,541 shares of the Series F Voting Non-Convertible Preferred Stock issued and outstanding, 12,549,273 shares are owned by Daniel G. Cohen directly, and 9,880,268 shares were owned by The DGC Family Fintech Trust, a trust established by Daniel G. Cohen.

Other Equity Interests of Obligors:

1.	Convertible Senior Secured Promissory Note issued by Operating LLC to DGC Family Fintech Trust on March 10, 2017 in the aggregate principal amount of $15,000,000, together with the related Securities Purchase Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), the DGC Family Fintech Trust, a trust established by Daniel G. Cohen, and solely with respect to certain provisions thereof, Parent (formerly Institutional Financial Markets, Inc.), and the related Pledge Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), in favor of the DGC Family Fintech Trust

•	Maturity date 3/10/2022.
•	Convertible at any time prior to maturity into units of membership interests in Operating LLC at a conversion price of $1.45 per unit (or an aggregate of 10,344,827 units). Upon redemption, the 10,344,827 units are convertible into, at Parent’s option, Parent common stock at a 10:1 ratio (or an aggregate of 1,034,483 shares of Parent common stock) or cash.

2

Schedule 5(e)

Equity Ownership

Continued

2.	One award for 2,783,080 restricted units of membership interests in the Operating LLC are outstanding as of the date of these Disclosure Schedules.

•	Awards were issued under Parent’s Second Amended and Restated 2010 Long-Term Incentive Plan and 2020 Long-Term Incentive Plan.
•	The restricted units of membership interests in the Operating LLC vest pursuant to the criteria set forth in the applicable award agreement.

3

Schedule 5(k)

Liquidity

The Broker/Dealer’s most recent daily treasury report which specifies by institution the amount of cash, securities or other financial assets held by Broker/Dealer at such institution.

J.V.B. Financial Group, LLC
Schedule 5(k)
Liquidity

Date 10/27/2020

In '000s	Fifth Third	Pershing	BoNY	Zions Bank	Gestation Repo	Other	Total
Assets
Cash	72,693.6		-				72,693.60
Reverse Repo Balance			2,952,409.2		2,404,672.9		5,357,082.10
Long		232,160.6		22,168.6		2,833.9	257,163.10
Due from Broker		37,902.8	8,292.7	1,622.7			47,818.20
Other			-	0.0	-	6,565.6	6,565.60
Total Assets	72,693.60	270,063.40	2,960,701.90	23,791.30	2,404,672.90	9,399.50	5,741,322.60

Liabilities
Repo			(2,946,543.6)	(22,225.2)	(2,402,469.9)		(5,371,238.7)
Short		(53,883.6)					(53,883.6)
Due to Broker		(132,000.1)					(132,000.1)
Other		-	(0.0)	-	(70,739.3)	(9,739.4)	(80,478.7)
Total Liabilities	-	(185,883.7)	(2,946,543.6)	(22,225.2)	(2,473,209.2)	(9,739.4)	(5,637,601.1)

Equity	72,693.6	84,179.7	14,158.3	1,566.1	(68,536.3)	(339.9)	103,721.5

4

Schedule 5(m)

Litigation & Contingent Liabilities

From Legal & Regulatory Proceeding Section in latest 10-Q filing:

The Company’s U.S. broker-dealer subsidiary, Broker/Dealer is a party to litigation commenced on August 7, 2019, in the Supreme Court of the State of New York under the caption VA Management, LP v. Odeon Capital Group LLC; Janney Montgomery Scott LLC; C&Co/PrinceRidge LLC; and Broker/Dealer Financial Group LLC. The plaintiff, VA Management, LP (f/k/a Visium Asset Management, LP) (“Visium”), alleges that the defendants, as third party broker-dealers, aided and abetted Visium’s portfolio managers’ breaches of their fiduciary duties by assisting in carrying out a fraudulent “mismarking scheme.” Visium is seeking in excess of $1 billion in damages from the defendants including disgorgement of the compensation paid to Visium’s portfolio managers, restitution of and damages for the investigative and legal fees, administrative wind down costs, and regulatory penalties paid by Visium as a result of the “mismarking scheme,” direct and consequential damages for the destruction of Visium’s business, including lost profits and lost enterprise value, and attorneys’ fees and costs. Broker/Dealer and the other defendants filed a motion to dismiss the complaint in lieu of an answer on October 16, 2019. Visium’s response to the motion was due on November 15, 2019 and Broker/Dealer filed a reply brief on November 26, 2019. On April 29, 2020, the Court issued a ruling denying the motions to dismiss filed by each of the defendants. Broker/Dealer and the other defendants filed an appeal on one of the grounds for dismissal on July 14, 2020. On May 20, 2020, Broker/Dealer filed a Notice of Appeal with the Appellate Division of the Supreme Court, First Department. On July 13, 2020, Broker/Dealer filed a brief in support of its appeal. While the appeal is pending, discovery in the underlying case is proceeding The Company intends to defend the action vigorously.

5

Schedule 7(j)

Deposit Relationship

Permitted Non-Byline-Bank-Bank Accounts per Section 5.11 as of Closing Date:

Account Name	Account Number	Bank
Alesco Financial Trust	367564390	TD Bank NA
Cohen & Company Financial Management LLC	466313574	TD Bank NA
J.V.B. Financial Group, other entities brokerage accounts	Various	Pershing, LLC
J.V.B. Financial Group	GCF Repo Clearing	Bank of New York Mellon
Insurance Acquisition Corporation	1980004596	Fifth Third Commercial Bank
Insurance Acquisition Sponsor LLC	1980005290	Fifth Third Commercial Bank
Dioptra Advisers LLC	1980005274	Fifth Third Commercial Bank
Insurance Acquisition Corp II	7243277105	Fifth Third Commercial Bank
Insurance Acquisition Sponsor LLC II	7243277113	Fifth Third Commercial Bank
INSU PIPE Sponsor, LLC	7243296162	Fifth Third Commercial Bank
Diopatra Advisors II	7244481094	Fifth Third Commercial Bank

Accounts to be Switched to Byline Bank within 90 Days After Closing Date:

Account Name	Account Number	Bank
Cohen & Company Inc.	1980004200	Fifth Third Commercial Bank
Dekania Capital Management LLC	1980004693	Fifth Third Commercial Bank
Dekania Investors LLC	1980004197	Fifth Third Commercial Bank
J.V.B. Financial Group LLC	1980004219	Fifth Third Commercial Bank
J.V.B. Financial Group LLC	1980004340	Fifth Third Commercial Bank
J.V.B. Financial Group LLC	1980004847	Fifth Third Commercial Bank
Cohen & Company LLC-Concentration Account	1980004227	Fifth Third Commercial Bank
Cohen & Company LLC-Payroll Account	1980004235	Fifth Third Commercial Bank
Cohen & Company LLC-FSA Account	1980004243	Fifth Third Commercial Bank
Cohen & Company LLC-Money Market Account	1980004251	Fifth Third Commercial Bank
Cohen & Company, LLC-Sub Collateral Account	1980004359	Fifth Third Commercial Bank
Cohen & Company, LLC-Euro Account	62219800042270201	Fifth Third Commercial Bank

6

Schedule 7(m)

Subsidiaries

Broker/Dealer:	None.

Holdings LP:	Broker/Dealer and COOF Asset Acquisition, LLC

7

Schedule 7(n)

Debt

The Loan Agreement and Rider A.

8

Schedule 7(q)

Transactions with Affiliates

1.	Paymaster Agreement, dated 10/17/14, between Operating LLC and Broker/Dealer.
2.	Fifth Amended and Restated Expense Sharing Agreement, with Addendums, among Broker/Dealer, Holdings LP and Operating LLC dated 10/15/14, 1/1/17, 1/1/18, 1/1/19.
3.	Line of Credit Agreement, dated 5/1/15, between Broker/Dealer and Operating LLC.
4.	$3.0 Million Promissory Note between Broker/Dealer and Dekania Capital Management, LLC dated 8/15/18.
5.	$3.5 Million Promissory Note between Broker/Dealer and Cohen & Company, LLC dated 3/15/19.
6.	Permitted distributions under Section 6.9 of the Loan Agreement.

9

Schedule 7(r)

Restricted Payments

None.

10

Schedule 7(s)

Change in Structure

Parent:

1.	On August 3, 2007, Parent’s Board of Directors authorized Parent to repurchase up to $50,000,000 of its common stock from time to time in open market purchases or privately negotiated transactions. The repurchase plan was publicly announced on August 7, 2007.
2.	Parent’s 2020 Long-Term Incentive Plan: 200,000 shares of its common stock available to be issued under this plan.
3.	Conversion of 30,811,711 units of membership interests in Operating LLC not held by Parent (2,783,080 of which are held by Daniel G. Cohen and have not yet vested):

•	Upon redemption, the 30,811,711 units are convertible into, at Parent’s option, Parent common stock at a 10:1 ratio (or an aggregate of 3,081,171 shares of Parent common stock) or cash.

Operating LLC:

Convertible Senior Secured Promissory Note issued by Operating LLC to DGC Family Fintech Trust on March 10, 2017 in the aggregate principal amount of $15,000,000, together with the related Securities Purchase Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), the DGC Family Fintech Trust, a trust established by Daniel G. Cohen, and solely with respect to certain provisions thereof, Parent (formerly Institutional Financial Markets, Inc.), and the related Pledge Agreement, dated as of March 10, 2017, by and among Operating LLC (formerly known as IFMI, LLC), in favor of the DGC Family Fintech Trust

•	Maturity date 3/10/2022.
•	Convertible at any time prior to maturity into units of membership interests in Operating LLC at a conversion price of $1.45 per unit (or an aggregate of 10,344,827 units). Upon redemption, the 10,344,827 units are convertible into, at Parent’s option, Parent common stock at a 10:1 ratio (or an aggregate of 1,034,483 shares of Parent common stock) or cash.

11

Schedule 7(u)

Management and Consulting Arrangements

1.	Paymaster Agreement, dated 10/17/14, between Operating LLC and Broker/Dealer.
2.	Fifth Amended and Restated Expense Sharing Agreement, with Addendums, among Broker/Dealer, Holdings LP and Operating LLC dated 10/15/14, 1/1/17, 1/1/18, 1/1/19.

12